UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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[  ] Soliciting Material Pursuant to § 240.14a-12

INTERNATIONAL SHIPHOLDING CORPORATION

(Name of Registrant as Specified In Its Charter)

__________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INTERNATIONAL SHIPHOLDING CORPORATION

18th Floor

RSA Battle House Tower Office Building

11 North Water Street, Suite 18290

Mobile, Alabama 36602

________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

________________________

TO COMMON STOCKHOLDERS OF INTERNATIONAL SHIPHOLDING CORPORATION:

We will hold our annual meeting of stockholders in the Executive Board Room, 18th Floor, RSA Battle House Tower, 11 North Water Street, Suite 18290, Mobile, Alabama, on Wednesday, April 29, 2015, at 2:00 p.m., Central Time, for the following purposes:

(i)to elect as directors the eight nominees named in the accompanying proxy statement, each to serve a one-year term;

(ii)to approve an amendment to our certificate of incorporation to increase the number of shares of preferred stock authorized for issuance;

(iii)to approve the International Shipholding Corporation 2015 Stock Incentive Plan;

(iv)to ratify the appointment of PricewaterhouseCoopers LLP, independent registered public accountants, as our independent auditors for 2015;

(v)to hold an advisory vote on our executive compensation as disclosed in the accompanying proxy statement; and

(vi)to transact any other business that may properly come before the meeting or any adjournment thereof.

Only common stockholders of record at the close of business on March 4, 2015 are entitled to notice of and to vote at the annual meeting.

You are all cordially invited to attend the meeting in person.  Regardless of whether you expect to attend the meeting, it is important that you vote online or by telephone, or, if you have received a paper copy of our proxy materials, by completing, signing, and dating the enclosed proxy card and mailing it in the accompanying envelope as promptly as possible.

BY ORDER OF THE BOARD OF DIRECTORS

R. CHRISTIAN JOHNSEN

Secretary

Mobile, Alabama

March 12, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDER MEETING TO BE HELD ON APRIL 29, 2015:

This proxy statement and our 2014 annual report are available at
http://www.astproxyportal.com/ast/03200/

TABLE OF CONTENTS

GENERAL INFORMATION	1
QUESTIONS AND ANSWERS ABOUT THE MEETING AND THIS PROXY STATEMENT	1
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	5
ELECTION OF DIRECTORS (PROPOSAL 1)	7
BOARD OF DIRECTORS	11
ROLE OF BOARD COMMITTEES	12
DIRECTOR COMPENSATION	14
EXECUTIVE COMPENSATION	15
COMPENSATION DISCUSSION AND ANALYSIS	15
COMPENSATION COMMITTEE REPORT	21
FISCAL 2014 SUMMARY COMPENSATION TABLE	22
FISCAL 2014 GRANTS OF PLAN-BASED AWARDS	23
OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END	24
OPTION EXERCISES AND STOCK VESTED IN 2014	24
2014 PENSION BENEFITS	25
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL	26
PROPOSAL TO APPROVE AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF PREFERRED STOCK (PROPOSAL 2)	29
PROPOSAL TO APPROVE THE INTERNATIONAL SHIPHOLDING CORPORATION 2015 STOCK INCENTIVE PLAN (PROPOSAL 3)	32
AUDIT COMMITTEE REPORT	39
PROPOSAL TO RATIFY THE RETENTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 4)	39
ADVISORY VOTE ON EXECUTIVE COMPENSATION ("SAY-ON-PAY VOTE") (PROPOSAL 5)	40
CERTAIN RELATIONSHIPS AND TRANSACTIONS	40
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	41
OTHER MATTERS	42
APPENDIX A - PROPOSED CHARTER AMENDMENT	A-1
APPENDIX B - INTERNATIONAL SHIPHOLDING CORPORATION 2015 STOCK INCENTIVE PLAN	B-1

INTERNATIONAL SHIPHOLDING CORPORATION

18th Floor

RSA Battle House Tower Office Building

11 North Water Street, Suite 18290

Mobile, Alabama 36602

________________________

PROXY STATEMENT

________________________

GENERAL INFORMATION

The 2015 annual meeting of stockholders (the “Annual Meeting”) of International Shipholding Corporation (the “Company” or “we”) will be held on Wednesday, April 29, 2015, at 2:00 p.m., Central Time, in the Executive Board Room, 18th Floor, RSA Battle House Tower, 11 North Water Street, Suite 18290, Mobile, Alabama.

This proxy statement describes in detail the matters proposed by your Board of Directors (the “Board”) to be considered and voted upon at the Annual Meeting.  We are furnishing this proxy statement and the accompanying annual report (the “Proxy Materials”) to our stockholders to solicit proxies on behalf of our Board for use at our Annual Meeting.

This year, we are once again giving our stockholders an option of receiving their proxy materials electronically or in paper form.  The U.S. Securities and Exchange Commission’s proxy rules allow companies to furnish proxy materials to stockholders by allowing them to access material on the internet instead of mailing a printed set to each stockholder, unless the stockholder requests delivery by traditional mail or electronically by e-mail.  In accordance with these rules, beginning on or about March 12, 2015, we began mailing a Notice of Internet Availability of Proxy Materials (“Notice”) to our stockholders and made our Proxy Materials available online.  As discussed in greater detail below, the Notice contains instructions on how to access our Proxy Materials online, as well as how to vote online, by telephone, or in person at the Annual Meeting.  Most stockholders will not receive printed copies of the Proxy Materials unless requested.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND THIS PROXY STATEMENT

Why did I receive a one-page “Notice of Internet Availability of Proxy Materials” instead of a full set of proxy materials?

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are electing to furnish Proxy Materials to our stockholders online rather than mailing printed copies of those materials to each stockholder.  If you received a Notice by mail, you will not receive a printed copy of our Proxy Materials unless you request one.  Instead, the Notice will instruct you as to how you may access and review the Proxy Materials on the internet.  If you received a Notice by mail and would like to receive a printed copy of our Proxy Materials, please follow the instructions included in the Notice.

What is the purpose of the meeting?

At the Annual Meeting, stockholders will be asked to (i) elect eight directors; (ii) approve an amendment to our certificate of incorporation to increase the number of shares of preferred stock authorized for issuance (the “charter amendment”); (iii) approve the International Shipholding Corporation 2015 Stock Incentive Plan (the “equity plan”); (iv) ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015; (v) approve, by non-binding vote, the compensation of our named executive officers as disclosed in this proxy statement (the “say-on-pay” vote); and (vi) transact any other business that may properly come before the meeting or any adjournment thereof.

Who is entitled to vote?  How many votes may I cast?

Only holders of our shares of common stock, $1.00 par value per share (the “Common Stock”), as of the close of business on the record date, March 4, 2015, are entitled to receive notice of the Annual Meeting and to vote on the proposals at the Annual Meeting, or any postponement or adjournment of the meeting.  Each share of Common Stock outstanding on the record date entitles its holder to cast one vote with respect to the election of each director nominee and one vote on each of the other matters presented for a vote at the Annual Meeting.

How many shares must be present to hold the Annual Meeting?

On the record date, there were 7,309,757 shares of Common Stock outstanding.  The holders of a majority of our outstanding shares of Common Stock as of the record date must be present, in person or represented by proxy, at the Annual Meeting in order to constitute a quorum, hold the meeting, and conduct business.  Your shares will be counted as present at the Annual Meeting if you:

•	are present in person at the Annual Meeting;
•	have voted online or by telephone in accordance with the instructions provided in these materials; or
•	have properly submitted a proxy card.

Who may attend the meeting?

All common stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting.  Please note that if you are the beneficial owners of shares held in “street name,” you will need to bring acceptable proof of ownership, such as a copy of your brokerage statement or similar documentation reflecting your stock ownership as of the record date, and, if you intend to vote those shares at the Annual Meeting, a notarized affidavit from the broker stating that the shares have not been voted.

What is the difference between being a “stockholder of record” and being the beneficial owner of shares held in “street name”?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the “stockholder of record,” and you may directly vote those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.”  As such, we have requested that our Proxy Materials be made available to you by your broker, bank, or nominee, who is considered, with respect to those shares, the stockholder of record.

How do I vote?

If you are a stockholder of record:  You may vote by telephone or online by following the instructions on the Notice or, if you received a printed copy of these Proxy Materials, you may complete and properly sign the accompanying proxy card and return it to us.  If you submit your vote timely by any of these methods, your vote will be cast as you direct.  Please do not return a proxy card if you vote by telephone or online.

If you are the beneficial owner of shares held in street name:  As the beneficial owner, you have the right to instruct your broker, bank, or nominee how to vote your shares by using any voting instruction card supplied by them or by following their instructions for voting by telephone, online, or in person.

Even if you plan to attend the Annual Meeting, we recommend that you vote in advance of the meeting.

Once I deliver my proxy, can I revoke or change my vote?

You may revoke your proxy at any time prior to it being exercised by filing a written revocation or duly executed proxy bearing a later date with our Secretary.  The proxy will be deemed revoked if you are present at the Annual Meeting and elect to vote in person.

With respect to each proposal, what vote is required to approve it and how does the Board recommend that I vote?

The following chart explains your voting options with regard to each proposal to be voted upon at the Annual Meeting, how we recommend that you vote, and the vote required for that proposal to be approved.

Proposal	Your Voting Options	Board’s Recommendation	Vote Required for Approval
(1) Election of directors	You may vote “FOR” all nominees or choose to “WITHHOLD” your vote for one or more of the nominees.	The Board recommends that you vote FOR each of the eight nominees.	plurality of the votes cast by holders of Common Stock present in person or represented by proxy and entitled to vote on the election of directors
(2) Charter amendment to increase the authorized number of shares of our preferred stock	You may vote “FOR” or “AGAINST” this proposal or “ABSTAIN” from voting.	The Board recommends that you vote FOR approval of the charter amendment.	affirmative vote of the holders of a majority of all outstanding shares of Common Stock
(3) Approval of the International Shipholding Corporation 2015 Stock Incentive Plan	You may vote “FOR” or “AGAINST” this proposal or “ABSTAIN” from voting.	The Board recommends that you vote FOR approval of the equity plan.	affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the proposal
(4) Ratification of selection of our auditors	You may vote “FOR” or “AGAINST” this proposal or “ABSTAIN” from voting.	The Board recommends that you vote FOR ratification of our selection of PricewaterhouseCoopers LLP as our auditors for 2015.	affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the proposal
(5) Say-on-pay (advisory)	You may vote “FOR” or “AGAINST” this proposal or “ABSTAIN” from voting.	The Board recommends that you vote FOR approval of our executive compensation as disclosed in this proxy statement.	affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the proposal

What are the effects of abstentions and broker non-votes on each proposal?

Abstentions will be treated as present for purposes of determining a quorum.  Abstentions will have no effect on the election of directors but will have the effect of a vote “AGAINST” the remaining proposals (the charter amendment, the equity plan, the ratification of the selection of our auditors, and say-on-pay).

If you hold your shares in street name and do not provide voting instructions to your broker, bank, or other nominee, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”).  In that case, your shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such proposal.

Under New York Stock Exchange (“NYSE”) rules, brokers generally have discretionary authority to vote without instructions from beneficial owners on the ratification of the selection of our auditors.  However, they do not have discretionary authority to vote, without instructions, on (i) the election of directors, (ii) the charter amendment, (iii) the equity plan, or (iv) the say-on-pay proposal.  Broker non-votes will have no effect on the election of directors, the equity plan, or the say-on-pay proposal.

However, with regard to the charter amendment, because approval requires the affirmative vote of the holders of a majority of all outstanding shares of our Common Stock (without regard to whether holders are present in person or represented by proxy at the Annual Meeting), a broker non-vote will have the same effect as a vote AGAINST the proposal.

Could other matters be considered and voted upon at the Annual Meeting?

The Board does not expect to bring any other matter before the Annual Meeting and it is not aware of any other matter that may be considered at the Annual Meeting.  In addition, under our bylaws, the time has expired for any stockholder to properly bring a matter before the Annual Meeting.  However, any other matter that properly comes before the Annual Meeting will be decided by the vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter, except where a different vote is required by statute, our certificate of incorporation, or our bylaws.  Further, if any other matter does properly come before the Annual Meeting, the proxy holder will vote the proxies in his discretion.

What happens if the Annual Meeting is postponed or adjourned?

Unless we change the record date and re-solicit proxies, your proxy will still be valid and may be voted at the postponed or adjourned meeting.  You will still have the right to change or revoke your proxy until it is voted.

Who pays for soliciting proxies?

We pay all costs of soliciting proxies.  We may have our employees or other representatives solicit proxies by mail, personal interview, telephone, facsimile, or e-mail.  Additionally, we will request that banks, brokerage houses, and other institutions, nominees, and other fiduciaries forward the Proxy Materials to the underlying beneficial owners and obtain authorization for the execution of proxies.  We will, upon request, reimburse such parties for their related expenses.

How do I find out the results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting.  The final voting results will be published in a current report on Form 8-K, which we will file with the SEC within four business days after the Annual Meeting, and will be posted on our website at www.intship.com under Investor Relations.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership of Certain Beneficial Owners

As of our record date, March 4, 2015, the persons named below were, to our knowledge, the only beneficial owners of more than 5% of our outstanding shares of Common Stock, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 (the “Exchange Act”), other than Niels M. Johnsen, whose beneficial ownership of our Common Stock is described in the next table.  Unless otherwise indicated, all shares shown as beneficially owned are held with sole voting and investment power.

Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
The Niels W. Johnsen Family 2011 Trust Niels W. Johnsen(2) One Whitehall Street New York, New York 10004	867,107(3)	11.86%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	597,855(4)	8.18%
T. Rowe Price Associates, Inc. T. Rowe Price Small-Cap Value Fund, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	475,557(5)	6.51%
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	399,219(6)	5.46%

(1)Calculated on the basis of 7,309,757 shares of our Common Stock outstanding on our record date of March 4, 2015.

(2)Niels W. Johnsen, who co-founded our Company with his late father, Niels F. Johnsen, and brother, Erik F. Johnsen, served as our Chairman and Chief Executive Officer from 1979 until his retirement in 2003 and continued to serve on our Board until 2009.  As of March 4, 2015, Niels W. Johnsen, Erik F. Johnsen, and their spouses, children (including Niels M. Johnsen and Erik L. Johnsen), and grandchildren (collectively, the “Johnsen Family”) beneficially owned an aggregate of 1,498,782 shares or approximately 20.5% of our Common Stock.  To the extent they act together, the Johnsen Family may be deemed to control our Company.

(3)Based on information contained in Schedule 13G/A filed with the SEC on May 19, 2011.  Of the total shares reported as beneficially owned, 642,485 are directly owned by the Niels W. Johnsen Family 2011 Trust (the “NWJ Trust”), while the remaining 224,622 shares are owned by Caltar Corporation (“Caltar”), in which the NWJ Trust has a controlling interest.  Mr. Niels W. Johnsen, as a trustee and the lifetime income beneficiary of the NWJ Trust and as President and director of Caltar, shares voting and investment power over all reported shares.  Mr. Johnsen’s son, Niels M. Johnsen, also shares voting and investment power over these same shares.  Please see note 3 to the next table appearing under the heading “Stock Ownership of Management.”

(4)Based on information contained in Schedule 13G/A filed with the SEC on February 5, 2015, all of the reported shares are owned by investment advisory clients of Dimensional Fund Advisors LP (“Dimensional Fund”).  To Dimensional Fund’s knowledge, no such client has an interest relating to more than 5% of our Common Stock.  As investment advisor, Dimensional Fund has (i) sole voting power with respect to 586,948 shares and (ii) sole dispositive power with respect to all reported shares.  Dimensional Fund expressly disclaims beneficial ownership of the reported shares.

(5)Based on information contained in Schedule 13G/A filed with the SEC on February 10, 2015 by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price Small-Cap Value Fund, Inc. (“TRP Fund”), a registered investment company sponsored by Price Associates to which it also serves as investment advisor, all of the reported shares are owned by investment advisory clients of Price Associates and such clients have the right to receive proceeds from the sale of such shares.  According to this report, only the custodian of the TRP Fund has the right to receive proceeds from the sale of the 434,557 shares reported as owned by the TRP Fund.  To Price Associates’ knowledge, no other advisory client has an interest relating to more than 5% of the class of securities to which the Schedule 13G/A relates.  As investment advisor, Price Associates has (i) sole voting power with respect to 39,600 shares and (ii) sole dispositive power with respect to all reported shares, and TRP Fund has sole voting power over 434,557 shares.

(6)Based on information contained in Schedule 13G/A filed with the SEC on February 2, 2015 by BlackRock, Inc., which has sole voting power over 393,128 shares and sole investment power over all reported shares.

Stock Ownership of Management

The table below sets forth certain information concerning the beneficial ownership, as of our record date of March 4, 2015, of our Common Stock by (i) each director, (ii) each executive officer for whom compensation information is disclosed under the caption “Executive Compensation” (our “Named Executive Officers”), and (iii) all of our directors and executive officers as a group, determined in each case in accordance with Rule 13d-3 of the Exchange Act.  Unless otherwise indicated, all shares shown as beneficially owned are held with sole voting and investment power.

Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Directors
Niels M. Johnsen(2).................................................	1,125,348	(3)(4)	15.40%
Erik L. Johnsen(2).....................................................	146,450	(4)(5)	2.00%
Kenneth H. Beer.......................................................	4,904		*
H. Merritt Lane III.....................................................	4,904		*
Edwin A. Lupberger...................................................	4,904		*
James J. McNamara.................................................	5,204		*
Harris V. Morrissette.................................................	8,904		*
T. Lee Robinson, Jr..................................................	5,372		*
Named Executive Officers(6)
Manuel G. Estrada.....................................................	18,693	(4)	*
Peter M. Johnston.....................................................	10,207	(4)	*
All directors and executive officers as a group
.................................(10 persons)(7)	1,334,890		18.26%

* Less than 1 percent.

(1)Calculated on the basis of 7,309,757 shares of our Common Stock outstanding on our record date of March 4, 2015, and includes any shares the director, officer, or group has the right to acquire within 60 days.

(2)As of March 4, 2015, the Johnsen Family (Niels W. Johnsen, Erik F. Johnsen, their spouses, children (including Niels M. Johnsen and Erik L. Johnsen), and grandchildren) beneficially owned an aggregate of 1,498,782 shares or approximately 20.5% of our Common Stock.  To the extent they act together, the Johnsen Family may be deemed to control our Company.

(3)Includes 867,107 shares that are also reported as beneficially owned by Niels M. Johnsen’s father, Niels W. Johnsen in note 2 of the previous table appearing under the heading “Stock Ownership of Certain Beneficial Owners,” consisting of 642,485 shares held directly by the NWJ Trust, of which Niels M. Johnsen is a trustee and 224,622 shares owned by Caltar, an entity controlled by the NWJ Trust and of which Niels M. Johnsen is a vice president, director, and shareholder.

(4)In addition to the shares reported in this table, each of these Named Executive Officers holds the following number of restricted stock units (“RSUs”) as of March 4, 2015:  each of Niels M. Johnsen and Erik L. Johnsen, [•]; Mr. Estrada, [•]; and Mr. Johnston, [•].

(5)Includes 5,650 shares held in trust for one of Erik L. Johnsen’s children, for which he is a trustee.

(6)Information regarding shares beneficially owned by our two other Named Executive Officers, Niels M. Johnsen and Erik L. Johnsen, appears immediately above under the caption “Directors.”

(7)Includes 867,107 shares for which the reporting director or officer shares voting and investment powers.  This figure does not include [•] RSUs held by our Named Executive Officers.

ELECTION OF DIRECTORS
(PROPOSAL 1)

Our directors are elected annually by plurality vote of our common stockholders.  Our board currently has eight directors.  Unless authority to vote for the election of directors is withheld, the persons named in our proxy cards will vote for the election of the eight nominees named below to serve until the next annual meeting or until their successors are duly elected and qualified.

The Board, acting upon the recommendation of its Nominating and Governance Committee, has re-nominated each of our eight incumbent directors for re-election at the Annual Meeting.  The Board has determined that six of these nominees – Messrs. Beer, Lane, Lupberger, McNamara, Morrissette, and Robinson – qualify as independent directors under the independence standards of the SEC and the NYSE, on which our Common Stock is listed.  For additional information on our nomination process, see the section immediately following the nominees’ biographies, “Director Nominating Process and Considerations.”  In the unanticipated event that any of the nominees cannot be a candidate at the Annual Meeting, the shares represented by the proxies will be voted in favor of such replacement nominees as may be designated by the Board, without re-soliciting proxies.  In no event will the proxies be voted for more than eight nominees.

Listed below is biographic information for each director nominee, including any other public company directorships held currently or at any time during the last five years, and each director’s experiences, qualifications, attributes, or skills that led the Nominating and Governance Committee and our Board to determine that he should be re-nominated to serve as one of our directors.

The Board of Directors recommends a vote FOR each of the nominees named below.

Name and Age	Business Experience, Qualifications, and Skills	Director Since
Niels M. Johnsen, 69

Niels M. Johnsen has served as our Chairman and Chief Executive Officer since 2007.  He served as President of International Shipholding Corporation from 2003 until 2007.  Mr. Johnsen joined our subsidiary Central Gulf in 1970 and held various positions before being named President of International Shipholding Corporation in 2003.  He also serves as Chairman of each of our principal subsidiaries.  Mr. Johnsen was a trustee and director of Atlantic Mutual Companies from 2002 to 2010.  Mr. Johnsen is a member of and former Chairman of the Board of National Cargo Bureau, Inc., Trustee and Lay Vice President of the Seamen’s Church Institute, and a member of the American Bureau of Shipping, National Defense Transportation Association and Navy League of the United States.  Mr. Johnsen is the cousin of Erik L. Johnsen.

Key Qualifications, Experiences, and Skills:

>Executive experience in the marine transportation industry

>Experience as our chief executive

1988
Erik L. Johnsen, 57

Erik L. Johnsen is our President.  He joined Central Gulf in 1979 and held various positions before being named President of International Shipholding Corporation in 2007.  Mr. Johnsen was Vice President of International Shipholding Corporation from 1987 until 2007.  In 1997, he was named as Executive Vice President and President of each of our principal subsidiaries.  He is responsible for all operations of the Company’s vessel fleet and leads the Company’s Ship Management Group.  He is the cousin of Niels M. Johnsen.

Key Qualifications, Experiences, and Skills:

>Executive experience in the marine transportation industry

>Experience as one of our most senior executives

1994

Kenneth H. Beer, 57

Kenneth H. Beer has served as Senior Vice President and Chief Financial Officer of Stone Energy Corporation since 2005.  Between 1992 and 2005, Mr. Beer was a partner at the investment banking firm of Johnson Rice & Company in New Orleans, Louisiana, where he served as director of research and a senior energy analyst for the firm.  Mr. Beer serves on the board of managers for both J.P. Morgan Venture Capital and Corporate Finance Private Equity Funds.  He serves on the board of the New Orleans Children’s Hospital where he previously served as Chairman of the Board and Chairman of the Finance Committee.  Mr. Beer is also on the board of Isidore Newman School in New Orleans.  Mr. Beer currently serves on our Audit Committee and our Nominating and Corporate Governance Committee.

Key Qualifications, Experiences, and Skills:

>Qualifies as an “audit committee financial expert”

>Expertise in finance and investment banking

>Executive of a publicly-owned company

2009
H. Merritt Lane III, 53

H. Merritt Lane, III has served as the President and Chief Executive Officer of Canal Barge Company, Inc. since 1994 and as a director of that company since 1988.  Mr. Lane is actively involved in industry affairs, including serving as Past Chairman and Past Treasurer of the Board of Directors of the American Waterways Operators, as a Vice-Chairman of the Waterways Council Inc., and as a director of the National Waterways Foundation and the U.S. Coast Guard Foundation. He also serves on the board of directors of Hibernia Homestead Bancorp, a publicly-traded company, and Pontchartrain Materials Company, a privately-owned company based in New Orleans, Louisiana. Mr. Lane is active in numerous civic organizations, including the Business Council of New Orleans & the River Region. Mr. Lane is the current Chairperson of our Audit Committee and a member of our Compensation Committee.

Key Qualifications, Experiences, and Skills:

>Executive experience in the marine transportation industry

>Experience as a chief executive of a privately-owned company

>Finance experience that qualifies him as an “audit committee financial expert”

>Director of another publicly-owned company

2004

Edwin A. Lupberger, 78

Edwin A. Lupberger has served as President of Nesher Investments, LLC since 1998. Previously, Mr. Lupberger served as Chairman of the Board and Chief Executive Officer of Entergy Corporation from 1985 to 1998.  Prior to 1985, Mr. Lupberger served as Senior Vice President & Chief Financial Officer and director of Indianapolis Power & Light.  Mr. Lupberger served as a board member of the United States Chamber of Commerce, holding several leadership positions, including Chairman of the Board and Chairman of the Executive Committee.  Mr. Lupberger served as a director of the First Commerce Corp. and First National Bank of Commerce before BankOne acquired them, finally serving as an advisory director of BankOne New Orleans. Mr. Lupberger is a member of our Compensation Committee and our Audit Committee.

Key Qualifications, Experiences, and Skills:

>Experience as a chief executive of a publicly-owned company

>Finance experience that qualifies him as an “audit committee financial expert”

>Former director of other publicly-owned companies

1988
James J. McNamara, 72

James J. McNamara is the former President of National Cargo Bureau, Inc., a non-profit organization that provides inspection services and surveys that are incidental to the loading and unloading of vessels, a position he held from 1993 until his retirement in March 2010.  Mr. McNamara also serves as (i) the Chairman of the Maritime Industry Museum, Fort Schuyler, Bronx, New York (ii) Board of Directors, International Cargo Gear Bureau,  (iii) Vice President of Standing Committee of the Marine Society of New York, (iv) past trustee of the Seamen’s Church Institute and National Maritime Historical Society.  Mr. McNamara has over 40 years of maritime experience, working in various capacities primarily with National Cargo Bureau, Inc.  Mr. McNamara is currently the Chairperson of our Compensation Committee and a member of our Nominating and Governance Committee.

Key Qualifications, Experiences, and Skills:

>Executive experience in the marine transportation industry

>Expertise in vessel inspection and cargo handling

2008
Harris V. Morrissette, 55

Harris V. Morrissette currently serves as President of China Doll Rice and Beans, Inc., a position he has held since 2007. Previously, Mr. Morrissette served as Chief Executive Officer of Marshall Biscuit Company, Inc. from 1994 to 1997.  Mr. Morrissette currently serves on the board of directors of Banctrust Financial Group, Inc. and is a Trustee of Williamsburg Investment Trust, both of which are publicly-traded companies.  In addition, he also serves on the board of directors of White-Spunner Construction, Inc., a privately-owned company based in Mobile, Alabama. Mr. Morrissette served on the board of directors of EnergySouth, Inc. from 2001 until the Company was sold in 2008.  He is also a board member of the Business Council of Alabama and the Economic Development Partnership of Alabama.  Mr. Morrissette currently serves on our Board’s Audit Committee and as the Chairperson of its Nominating and Governance Committee.

Key Qualifications, Experiences, and Skills:

>Experience as a chief executive of a privately-owned company

>Director of other publicly-owned companies

2009

T. Lee Robinson, Jr., 52

Since 2000, T. Lee Robinson, Jr. has been President, Chief Executive Officer, and a director of OHC, Inc., a family-owned import/export hardwood lumber company specializing in industrial wooden components for the transportation and utility industries.  Prior to then, Mr. Robinson served as Vice-President of OHC in charge of Purchasing and Ocean Freight from 1992 to 1999.  Mr. Robinson also serves as chairman of the New Orleans Branch Board of the Federal Reserve Bank of Atlanta and, in 2011, completed the Corporate Governance program at University of Pennsylvania’s Wharton School of Business. Mr. Robinson currently serves on the Seamen’s Foundation Trust, Inc. of Mobile, Alabama and the Audit Committee for the Catholic Foundation Archdiocese, Inc. of Mobile, Alabama.  Mr. Robinson currently serves as a member of the Compensation Committee and the Nominating and Governance Committee.

Key Qualifications, Experiences, and Skills:

>Experience as a chief executive of a privately-owned company

>Expertise in finance

>Expertise in import-export regulations

2008

Director Nominating Process and Considerations

Nominations for the election of directors at our annual stockholder meetings may be made by the Board (upon the receipt of recommendations of the Nominating and Governance Committee) or by any common stockholder of record who complies with the nominating procedures prescribed by our by-laws.  For the meeting this year, the Board has nominated the eight nominees listed above to stand for election as directors, and did not receive any stockholder recommendations.  For further information on the ability of our stockholders to nominate directors, please see the information below under “Ability of Stockholders to Nominate Directors.”

In connection with assessing the needs of the Board, the Nominating and Governance Committee seeks to promote appropriate diversity on the Board of professional background, experience, expertise, and perspective.  However, the Nominating and Corporate Governance Committee has not adopted a formal policy with regard to diversity.  The Nominating and Governance Committee’s policy is to identify individuals qualified to fill any vacant director positions or to stand for re-election based on input from senior management and all Board members and the following general criteria:

•	directors should possess practical wisdom, sound judgment, and a broad range of experience that is relevant to the Company’s business and is complementary to the background of the other directors; and
•

directors should be committed to devoting the time necessary to carry out their responsibilities, serving on the Board for a sufficient period of time to develop knowledge about the business, and objectively representing the best interests of the Company’s stockholders.

In connection with determining the current composition of the Board, the Nominating and Governance Committee assessed the diverse range of skills and experience of our incumbent directors, the judgment that each has exhibited and the knowledge of our operations that each has acquired in connection with his service on the Board.  In addition, the Nominating and Corporate Governance Committee seeks candidates committed to representing the interests of all stockholders and not any one particular constituency.  The Nominating and Governance Committee believes that our directors possess a wide range of backgrounds, perspectives, skills, and experiences.

Ability of Stockholders to Nominate Directors

Our by-laws permit our common stockholders to nominate candidates for director, provided that they follow the notice procedures specified in our by-laws.  Under our by-laws, any such stockholder interested in making a nomination generally must deliver written notice to our secretary not more than 180 days and not less than 90 days in advance of the first anniversary of the preceding year’s annual meeting of stockholders.  The nominating stockholder’s written notice must include (i) the name and address of the nominating stockholder and beneficial owner, if any, as they appear in our books; (ii) a description of the class or series and number of our shares owned by the nominating stockholder and beneficial owner; (iii) a description of, among other things, any “derivative interest,” arrangement pursuant to which the nominating stockholder has the right to vote any of our shares, “short interests,” and rights to dividends; (iv) any other information that would be required to be disclosed by the nominating stockholder and beneficial owner in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election; and (v) various information about each proposed nominee, including, but not limited to, a description of such nominee’s relationship with the nominating stockholder and beneficial owner, in each case as further described in our by-laws.

The notice must also be accompanied by a signed affidavit completed by each proposed nominee attesting to his or her qualifications for service and a written representation and agreement whereby the proposed nominee confirms that he or she is not and will not become a party to certain agreements or arrangements.  Common stockholders interested in bringing any matter other than a director nomination before an annual meeting should consult our by-laws for additional procedures governing such requests.  We may disregard any nomination or submission of any other matter that fails to comply with these by-law procedures.  The deadlines for stockholder submission of director nominations for election at our 2016 annual meeting of stockholders may be found under in the section entitled “Other Matters – Stockholder Proposals and Nominations.”

The summary above of our by-laws are qualified in their entirety by reference to the full text of Article I, Section 7 of our by-laws.  You may obtain a full copy of our by-laws by reviewing our reports filed with the SEC or by any of the methods described below under “Board of Directors – Availability of Corporate Governance Materials.”

Although we do not have a history of receiving director nomination recommendations from stockholders, the Nominating and Governance Committee envisions that it would evaluate any such recommended candidate on the same terms as other proposed nominees, but would place a substantial premium on retaining incumbent directors who are familiar with our management, operations, business, industry, strategies, and competitive position, and who have previously demonstrated a proven ability to provide valuable contributions to the Company.

BOARD OF DIRECTORS

Board Meetings and Attendance

As described below under the heading “Role of Board Committees,” there were five regular Board meetings and a total of 12 committee meetings during 2014.  Directors are expected to attend each annual meeting of the Company’s stockholders, and all did attend the 2014 annual meeting.  Each member of the Board attended at least 75% of the aggregate number of meetings of the Board and committees of which he was a member in 2014.

Director Independence

A majority of our directors are “independent directors” as defined by the SEC and the NYSE.  Generally, a director does not qualify as an independent director if the director (or, in some cases, members of the director’s immediate family) has, or in the past three years has had, certain material affiliations with us, our external or internal auditors, or other companies that do business with us.  Based on information made available to it, the Board has affirmatively determined that six of the eight director nominees – Messrs. Beer, Lane, Lupberger, McNamara, Morrissette, and Robinson – qualify as independent directors under the independence standards of the NYSE and SEC.  In making these determinations, the Board evaluated information furnished by each such person, and considered all known commercial, charitable, familial, or other relationships such person may have with the Company or any of its affiliates.

Board Leadership Structure

Our by-laws specifically provide for the combination of the roles of Chairman and Chief Executive Officer, which we believe is appropriate given the delineation of responsibilities between our Chairman and Chief Executive Officer and our President.  For several decades, a member of the Johnsen family has held the titles of Chairman and Chief Executive Officer, while another family member has held the title of President.  Generally speaking, this arrangement has enabled our Chief Executive Officer to have unified authority to manage our strategic and financial affairs, and to act as our primary spokesperson with regards to the maritime transportation, investment, and financial communities. This arrangement has further permitted our President to focus principally on the daily operations of our vessel fleet.  Given the complexities of managing a worldwide maritime transportation business operating a diverse fleet of vessels and the importance of carefully developing and sustaining industry relationships, we believe this clear demarcation of responsibilities has served us well.  We believe the Board’s risk oversight function (discussed below) would be effective under a variety of senior leadership structures and, accordingly, risk mitigation had little if any influence over the selection of our current leadership structure.

We do not have a lead director.  Instead, our independent directors take turns presiding at executive sessions of the independent directors, as described below under “Non-Management Director Sessions.”

Non-Management Director Sessions

The non-management members of the Board met five times in executive sessions during 2014.  All of the non-management directors attended all sessions.  Consistent with historic practice, the presiding director at these 2014 meetings rotated in order among the non-management directors.

Risk Management

Our Board oversees our risk management function, which is a coordinated effort among our business units, internal audit department, and risk management personnel.  The Board has delegated to the Audit Committee principal responsibility for oversight of the risk management function, although the Compensation Committee is responsible for assessing compensation-related risks.  In some cases, including major new acquisitions, capital expenditures, or strategic investments, the full Board participates in risk oversight.  During 2014, our Director of Internal Audit reported directly to the Chief Executive Officer and to the Audit Committee and was responsible for conducting a risk-based audit plan.  The Director of Internal Audit performs an annual risk assessment and selects entities or functions to be audited based upon this assessment.  The Audit Committee approves the audit plan after presentation by the Director of Internal Audit and the Chief Executive Officer.  Our Chief Executive Officer and Audit Committee Chairperson report periodically to the Board on risk management.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our Board has adopted corporate governance practices designed to aid in the fulfillment of the Board’s and management’s respective duties and responsibilities to our stockholders.  Specifically, our Corporate Governance Guidelines, in conjunction with our certificate of incorporation, by-laws, and Board committee charters, form the framework for the governance of our Company.  Our Board has also adopted a Code of Business Conduct and Ethics.  The Code of Business Conduct and Ethics sets forth principles of ethical and legal conduct to be followed by our directors, officers, and employees.

Availability of Corporate Governance Materials

You may access our certificate of incorporation, our by-laws, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, and all committee charters under the Investor Relations section of our website at www.intship.com.  You also may request printed copies, which will be mailed to you without charge, by writing to International Shipholding Corporation, Attention:  Manuel G. Estrada, Vice President and Chief Financial Officer, 11 North Water Street, Suite 18290, Mobile, Alabama 36602.

Communicating with Directors

Stockholders may communicate directly with the Board, or with any individual director, by writing to the Chairman of the Board of Directors of International Shipholding Corporation at 11 North Water Street, Suite 18290, Mobile, Alabama  36602.  The Chairman will forward the stockholder’s communication to the appropriate director or officer for response if and as necessary.

Stockholders and other interested parties who wish to communicate directly with the non-management members of the Board as a group should direct their correspondence to:  International Shipholding Corporation, Attn: Non-Management Members of the Board of Directors (c/o Director of Internal Audit), 11 North Water Street Suite 18290, Mobile, Alabama  36602.  The Director of Internal Audit will not share such communications or their subject matter with the Corporation’s management and will provide all such communications to the non-management director who will preside at the next scheduled executive session of non-management directors, prior to that meeting.

ROLE OF BOARD COMMITTEES

The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee.  Each of these committees is composed solely of directors who are independent under the listing standards of the NYSE.   In addition, each committee operates under its own written charter adopted by the committee and approved by the Board.  Copies of the charters may be obtained as described under “Board of Directors – Availability of Corporate Governance Materials.”

The current members of each committee are identified in the following table, which also indicates the number of meetings each committee held in 2014:

Committee
Outside Director	Audit	Compensation	Nominating and Corporate Governance
Kenneth H. Beer	X		X
H. Merritt Lane III	Chair	X
Edwin A. Lupberger	X	X
James J. McNamara		Chair	X
Harris V. Morrissette	X		Chair
T. Lee Robinson, Jr.		X	X
Number of Meetings in 2014	5	3	4

Audit Committee

The Audit Committee assists the Board in monitoring the integrity of the financial statements; the qualifications and independence of the independent auditors; the performance of our internal audit function and internal audit personnel and independent auditors; and our compliance with legal and regulatory requirements.  All members of the Audit Committee are independent, as independence for audit committee members is defined in NYSE listing standards and applicable SEC rules.  The Board has determined that each of Messrs. Beer, Lane, and Lupberger qualifies as an “audit committee financial expert,” as defined by SEC rules.

Compensation Committee

The Compensation Committee discharges the Board’s responsibilities related to the CEO’s compensation and makes recommendations to the Board with respect to non-CEO executive compensation.  The Compensation Committee also administers the Company’s stock incentive plans and makes decisions regarding equity awards granted under the plans.  All members of the Compensation Committee are independent, as independence for compensation committee members is defined in NYSE listing standards, Rule 16b-3 promulgated under the Exchange Act, and applicable regulations promulgated under Internal Revenue Code section 162(m).

The “Compensation Discussion and Analysis” section of this proxy statement provides a discussion of the process the Compensation Committee uses in determining executive compensation.  Included in the subsection entitled “Compensation Setting Process” is a description of the scope of the committee’s authority, the role played by our Chief Executive Officer in setting compensation for the other Named Executive Officers, and the committee’s engagement of an independent compensation consultant.

Nominating and Governance Committee

The Nominating and Governance Committee’s primary responsibilities include identifying individuals qualified to serve on the Board and its committees, making recommendations to the Board regarding director nominees for the next annual meeting of stockholders, monitoring the composition and size of the Board, periodically reassessing our Corporate Governance Guidelines, and overseeing the annual evaluation of the Board and management.  For information on the process and criteria applied by the Nominating and Corporate Governance Committee in connection with selecting director nominees, see “Election of Directors – Director Nominating process and Considerations.”

DIRECTOR COMPENSATION

Our Compensation Committee is responsible for reviewing non-employee director compensation and recommending a director compensation policy to the Board for its approval.  Our current director compensation program uses a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on our Board.  Each independent director receives an annual retainer for Board service in the amount of $47,500.  In addition, at the beginning of each fiscal year, each independent director receives shares of Common Stock valued at $20,000, based on the previous day’s closing price.

The table below details all compensation we paid to our non-employee directors for the fiscal year ended December 31, 2014.  Messrs. Niels M. Johnsen and Erik L. Johnsen, who are employed by the Company as executive officers, do not receive any additional compensation for their service as directors.

	Paid in Cash
Fiscal 2014 Outside Director Compensation
Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Kenneth H. Beer	$ 47,500	$ 19,996	$ 67,466
H. Merritt Lane III	47,500	19,996	67,466
Edwin A. Lupberger	47,500	19,996	67,466
James J. McNamara	47,500	19,996	67,466
Harris V. Morrissette	47,500	19,996	67,466
T. Lee Robinson, Jr.	47,500	19,996	67,466

 (1)On January 16, 2014, each independent director was granted 745 unrestricted shares of our Common Stock (award of $20,000 worth of Common Stock based on the prior day’s closing stock price of $26.84 per share).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section of the proxy statement describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our four executive officers, including our Chief Executive Officer and Chief Financial Officer (our “Named Executive Officers”).  For fiscal 2014, our Named Executive Officers were:

•	Niels M. Johnsen, our Chairman of the Board and Chief Executive Officer;
•	Erik L. Johnsen, our President;
•	Manuel G. Estrada, our Vice President and Chief Financial Officer; and
•	Peter M. Johnston, our Executive Vice President.

In this CD&A, we first provide an Executive Summary of our actions and highlights from the 2014 fiscal year.  Next, we explain the principles that guide our Compensation Committee’s executive compensation decisions in Compensation Philosophy and Objectives.  We then describe the committee’s Compensation Setting Process, including any supporting role played by the Named Executive Officers themselves.  Finally, we discuss in detail each of the Components of Compensation, which includes, for each component, a design overview as well as the actual results yielded for each Named Executive Officer in fiscal 2014.

Executive Summary

Through our Company’s principal operating subsidiaries, we provide specialized maritime transportation services both domestically and internationally to commercial and governmental customers.  As of December 31, 2014, we owned or operated 54 ocean-going vessels, primarily under medium- to long-term time charters or contracts of affreightment.  For more information about our business, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the fiscal year ended December 31, 2014.

Overview of Fiscal 2014

We experienced significant challenges during fiscal 2014.  Although we operate a diversified fleet across our reporting segments, and thus performance during a given period in one segment may offset slowdown during the same period in another, the overall shipping industry remains highly cyclical.  Fiscal 2014 was a challenging year across the shipping industry.  However, one of our historic strengths has been our ability to refocus our strategy as needed to take advantage of the changing marketplace.  In the third quarter of 2014, our Board approved management’s plan to divest certain under-performing assets and that process is currently underway.

Key drivers to our operating performance are our variable revenues and the on-hire performance of our vessels.  In turn, the primary drivers of our variable revenues are our supplemental revenues, dry bulk rates, and our Rail-Ferry results, all of which were adversely impacted in fiscal 2014.

Specifically, our total variable revenues in 2014 were $66.5 million, a decrease of $21.7 million from 2013.  This loss was partially offset by a year-over-year increase of $6.5 million in our total fixed revenues.

For fiscal 2014, we had an overall net loss of $54.7 million, a decrease of $73.2 million as compared to our fiscal 2013 net income of $18.5 million. Included in our 2014 results were (i) an impairment loss of $38.2 million recognized in connection with reclassifying vessels as being held for sale, as mentioned above, and (ii) a tax provision of $10.4 million primarily due to recording a tax valuation allowance of $11.6 million.  For comparison, included in our 2013 results were (i) a $14.0 million tax benefit from the reversal of a tax valuation allowance and (ii) $5.9 million foreign exchange gain on our Yen Credit Facility.  Excluding these extraordinary items for each year, our results would have been a net loss of $4.9 million in 2014 as compared to a net loss of $1.4 million in 2013.

Executive Compensation Program Highlights

As discussed in greater detail below, our executive compensation program is designed to ensure appropriate linkage between executive pay, Company performance, and stockholder results.  Some highlights of our compensation program include:

•

High Percentage of Total Target Compensation is Performance-Based.  A high percentage of the target total compensation for each of our Named Executive Officers was performance-based in 2014: specifically, 42% for each of Messrs. N.M. Johnsen and E.L. Johnsen, 38% for Mr. Estrada, and 32% for Mr. Johnston.  We calculate this number for each Named Executive Officer by adding his target annual incentive and grant date value of his performance-based RSUs and dividing that sum by the sum of his base salary, his target annual incentive, the grant date value of the performance-based RSUs granted to him in 2014, and one-third of the time-based RSUs granted to him in fiscal 2013.

•

Pay for Performance Meant No Annual Incentive Bonuses for Fiscal 2014 and Forfeiture of Fiscal 2014 Performance-Based Equity Awards.  Given the challenges of fiscal 2014, none of the performance metrics underlying the fiscal 2014 annual incentive program and the fiscal 2014 performance-based RSUs were met, resulting in no payout to any of the Named Executive Officers.

•

Equity Awards Are Granted Subject to a Clawback Policy.  All equity awards paid to our executive officers are subject to recovery or “clawback” by the Company if our financial statements are required to be restated as a result of fraud or intentional misconduct and the recipient’s conduct caused, in whole or in part, the need for restatement.

•

No Executive Perquisites and No Tax Gross-Ups.  Our Named Executive Officers do not receive any perquisites not generally available to our U.S. non-union employees.  We do not pay tax gross-ups on any perquisites nor do we have any contractual commitments to pay excise tax gross-ups to any of our executives.

•

No Supplemental Executive Retirement Programs.  We do not provide our executives with any retirement or deferred compensation plans that are not generally available to our U.S. non-union employees of equivalent tenure.

Compensation Philosophy and Objectives

The Compensation Committee is committed to and responsible for designing, implementing and administering a compensation program for executive officers that ensures appropriate linkage among pay, Company performance, and results for stockholders.  The Committee seeks to increase stockholder value by rewarding performance with cost-effective compensation and ensuring that we can attract and retain the best executive talent available through adherence to the following core compensation objectives:

•	providing compensation commensurate with the level of success achieved;
•	providing a total compensation opportunity that over time will approach levels that are competitive with companies comparable in size or operations;
•	recognizing and rewarding the achievement of corporate performance goals as well as individual performance; and
•	aligning the interests of executives with those of our stockholders by emphasizing long-term equity incentives.

Our compensation program is designed to reward achievement of corporate objectives and thus may change from time to time as those objectives change.  The specific principles, components, and decisions used in fiscal 2014 in establishing the compensation of executive officers are discussed in more detail below.

Compensation Setting Process

The Compensation Committee’s Role

The Committee is responsible for approving the Company’s executive compensation framework as well as setting CEO compensation and recommending compensation decisions to the Board for the other Named Executive Officers.  In establishing the executive compensation program for fiscal 2014, the Committee reviewed the 2013 compensation program for the executive officers.  The Committee concluded that the fiscal 2013 compensation mix and pay levels continued to be appropriate, but elected to change the metric applicable to its absolute performance-based RSUs, as discussed in greater detail below.

Analysis Used in Setting Compensation

In setting 2014 compensation, the Committee considered each Named Executive Officer’s total compensation package for 2013.  The Committee also considered our total administrative and general expenses in relation to our earnings; each individual’s role, responsibilities, performance, experience, and potential; the individual’s compensation history; and comparisons to our other executive officers.  Total compensation levels of our Chief Executive Officer and our President are similar in recognition of the similar responsibility levels of both officers.

The Role of Management and Other Directors/Evaluating Performance

The Committee evaluates the performance of the Named Executive Officers on an annual basis.  The Committee considers the recommendations of the Chief Executive Officer as to the appropriate compensation of the other Named Executive Officers.  None of the Named Executive Officers are present when the Committee meets to evaluate his performance and consider his compensation.  The Committee determines the compensation of the Chief Executive Officer and makes recommendations to the Board as to the compensation of the other Named Executive Officers.

Role of Compensation Consultant

Under its charter, the Committee has sole authority over the selection, use, and retention of any compensation consultant engaged to assist the Committee in discharging its responsibilities.  The Committee has retained Towers Watson, an independent consulting firm, periodically since 2007.  Most recently, the Committee engaged Towers Watson to perform a competitive analysis of our executive and director compensation programs for 2014.  Towers Watson performed services solely on behalf of the Committee and has no other relationship with the Company or its management.  As required by SEC rules, the Committee has assessed the independence of Towers Watson and concluded that Towers Watson’s work did not raise any conflicts of interest.

Consideration of Say-on-Pay Vote Results

We held our first non-binding stockholder advisory vote on executive compensation (“say-on-pay”) at our 2011 annual meeting.  Our Board, considering the opinion of stockholders as expressed in the 2011 say-on-pay frequency vote and on the recommendation of our Compensation Committee, has opted to hold these say-on-pay votes annually.  Since our first say-on-pay vote in 2011, our stockholders have overwhelmingly approved our executive compensation year after year, with at least 94% casting their vote in favor of the say-on-pay resolution each year.

Because most of the significant fiscal 2014 compensation decisions had already been made at the time of 2014 say-on-pay vote, the Committee primarily considered the results of the 2013 say-on-pay vote along with other factors when making executive compensation decisions for fiscal 2014.  In making executive compensation decisions for fiscal 2014, the Committee’s main considerations included our stockholders’ strong support for our executive compensation program, and the Committee’s satisfaction with the fiscal 2014 pay mix and levels.  As a result, the Committee generally decided to maintain the fiscal 2013 pay mix and levels for fiscal 2014, except for a revision to the performance metric applicable to the annual incentive plan as described below.

Compensation Components

The three key elements of our executive compensation program are: base salary, an annual cash incentive award opportunity, and a long-term equity incentive award.  In addition to these main components, we offer our executive officers certain modest retirement benefits generally available to most of our U.S. non-union employees and certain change of control and termination protections.  Each component is discussed in greater detail below, with a focus on both component design and results yielded during 2014.

Base Salary

Our philosophy is that base salaries should provide a fixed baseline level of compensation that is not contingent upon our company’s performance.  Actual individual salary amounts reflect the Committee’s judgment with respect to each executive officer’s responsibility, performance, work experience, and historical compensation, as well as internal equity considerations and other factors, including any retention concerns.  For fiscal 2014, each of the Named Executive Officers received a modest base salary increase of approximately 3% of his previous salary, which was in line with broad-based salary increases generally implemented across the Company.

Annual Incentive Award

The annual incentive plan is designed to align executive officer pay with Company performance by providing each Named Executive Officer the opportunity to earn an annual cash bonus based on the achievement of quarterly and annual performance targets for net income before taxes.  Consistent with historic practice, the 2014 incentive award opportunity for each Named Executive Officer as a percentage of salary was as follows:

Named Executive Officer	Annual Opportunity	Quarterly Opportunity
Niels M. Johnsen	50%	12.5%
Erik L. Johnsen	50%	12.5%
Manuel G. Estrada	40%	10.0%
Peter M. Johnston	30%	7.5%

The annual incentive is accrued on a quarterly basis if the performance target for that quarter is met.  If the Company does not meet the target for any of the first three quarters but meets the target for the full year, any quarter that was missed will then be earned.  Any bonuses earned under the annual incentive plan are paid to Named Executive Officers following the end of the fiscal year.  Our annual incentive plan does not contemplate discretion by the committee to increase the award.  However, the Committee does have discretion to establish other incentive and reward arrangements and pay additional compensation outside the scope of the annual incentive plan.

When setting the performance targets for the annual incentive plan, the Committee receives input from the Chief Executive Officer and reviews the operating plan approved by the Board for the upcoming fiscal year.  The Committee meets with the Chief Executive Officer to review and discuss the performance metrics and the probabilities and risks in achieving these metrics, and then meets in executive session to make its final decisions.

For fiscal 2014, the Committee decided to change the metric from net income before taxes to basic earnings per share target.  Those quarterly and annual target were set as follows:

Annual Incentive Plan – Quarterly Basic Earnings per Share Targets

Fiscal Quarter	Target
First Quarter	$ 0.07
Second Quarter	0.28
Third Quarter	0.39
Fourth Quarter	0.26
All of 2014	$ 1.00

For fiscal 2014, we did not meet any of the quarterly targets or the annual target, as our basic earnings per share was $(8.23).  Therefore, the Named Executive Officers did not earn any annual incentive for fiscal 2014.

Long-Term Stock Incentive Awards

Over the past few years, the Committee has placed increasing emphasis on the equity component of our executive compensation program.  Beginning in fiscal 2012, the Committee began making grants of restricted stock units, half of which vested based on continued service and half of which vested based on two performance conditions (one relative and one absolute).

The fiscal 2013 awards for the Named Executive Officers were more heavily weighted towards the time-based component because the Committee restructured the time-based portion of the 2013 award to be a three-year award to match the three-year vesting schedule.  Specifically, the Committee’s intention was that it only make time-based RSUs awards every three years; under that schedule, the next time-based grant to the Named Executive Officers would occur in fiscal 2016.

Therefore, the fiscal 2014 equity awards to the Named Executive Officers consisted solely of performance-based RSUs.  Like the performance-based RSUs granted in fiscal 2013, the fiscal 2014 performance-based RSUs had two separate components – one-half was scheduled to vest based on an absolute performance metric (basic earnings per share target of the Company for a single fiscal year) and the other half was scheduled to vest based on a relative performance metric (our total stockholder return over a given period as measured against that of the other companies in the Russell 2000 Index).  Performance targets are set at a level that supports our business plan strategy and rewards our executives for improvements in the Company’s financial results. For both the absolute performance-based RSUs and the relative performance-based RSUs, the number of RSUs granted to each executive in 2013 represented the target award, but the actual number of shares of Common Stock payable on May 7, 2014 under these RSUs ranged from 0% to 150% of the target award, depending on actual performance.  Results falling between two performance levels are subject to pro-ration.

Absolute Performance-Based RSUs.  For each executive, his fiscal 2014 absolute performance-based RSUs were scheduled to vest and pay out on May 7, 2015 based on the Company’s fiscal 2014 basic earnings per share as follows:

Performance Level	Fiscal 2014 Earnings per Share	Share Payout as a % of Performance-Based RSU Award
Below Threshold	<$0.75	0%
Threshold	$ 0.75	50%
Target	$ 1.00	100%
Maximum	≥$1.25	150%

Following the end of the 2014 fiscal year, the Committee determined that basic earnings per share for fiscal 2014 was $(8.23), which fell below the threshold performance level of $0.75 per share.  Based on these results, all fiscal 2014 absolute performance-based RSUs were forfeited without any payout to the Named Executive Officers.

Relative Performance-Based RSUs.  For each executive, his fiscal 2014 relative performance-based RSUs are scheduled to vest and pay out on May 7, 2015 based on the Company’s total stockholder return (“TSR”) as measured against the companies of the Russell 2000 Index as follows:

Performance Level	Company’s Percentile Rank (January 1 to December 31, 2014)	Share Payout as a % of Performance-Based RSU Award
Below Threshold	< 25th percentile	0%
Threshold	25th percentile	50%
Target	60th percentile	100%
Maximum	≥ 70th percentile	150%

Following the end of the 2014 fiscal year, the Committee determined that the Company’s percentile rank for fiscal 2014 TSR fell below the 25th percentile, and thus all relative performance-based RSUs were forfeited without any payout to the Named Executive Officers.

General Terms of All RSUs.  Our RSUs are granted with dividend equivalent rights; however, any such dividend equivalents will accrue and vest or be forfeited only if, and to the extent that, the related RSUs vest and pay out in shares. In order to protect our executives from the loss of the opportunity to earn their stock-based compensation, all RSUs vest and pay out upon a change of control of our Company, with the performance-based portion vesting at target.  Similarly, in the event that an executive’s employment terminates due to death or disability, all RSUs vest and pay out, with the performance-based portion vesting at target.  In the event an executive’s employment terminates due to retirement on or after reaching age 65, his time-based RSUs will vest and pay out and he will retain the rights to his performance-based RSUs, which will vest as originally scheduled but only to the extent that the related performance metric is achieved.  If the executive’s employment terminates for any other reason, all unvested RSUs will be forfeited.

Executive Stock Ownership Guidelines.  In fiscal 2012, the Committee adopted stock ownership guidelines for executive officers in order to further encourage stock ownership by requiring a minimum value of stock ownership.  The guidelines are currently as follows:

Executive Stock Ownership Guidelines
Title/Function	Minimum Value of Stock Ownership as Multiple of Salary
Chief Executive Officer & President	so long as this position is held by a member of the Johnsen family, no stock ownership requirement
Chief Financial Officer & Executive Vice Presidents	2x
All Other Executives	1x

The Committee made the decision to not require minimum stock ownership by either of Messrs. N.M. Johnsen or E.L. Johnsen, given the substantial amount of Company stock already owned by the Johnsen Family.

For each executive officer subject to the guidelines, the expectation is that he will reach the target value by the later of May 7, 2017 or five years after the date he is first subject to the guidelines.  For all other executives, there is no timeframe within which the executive must comply; however, each such executive is not permitted to sell any shares received as equity compensation until such time as he is in compliance with the guidelines, except (i) as needed to cover any related tax obligations or (ii) as otherwise permitted by the Chief Executive Officer.  Once an executive has achieved the target level of stock ownership, the executive is expected to maintain at least that level of ownership for the duration of his tenure with the Company.  Unvested RSUs are counted toward the executive’s target value.  The Committee will review the guidelines periodically to assess their continued appropriateness and to monitor each executive’s progress.

Clawback Policy.  The Committee grants equity awards to our executives subject to a clawback provision, a practice first begun in fiscal 2011.  Under this provision, the Committee has discretion to recover from the recipient all or a portion of the shares granted if, within three years following the vesting date, the Company’s financial statements are required to be restated as a result of fraud or intentional misconduct and the recipient’s conduct caused, directly or partially, the need for restatement.  In addition, the clawback provision makes these equity grants subject to any future revisions to the committee’s clawback policy if necessary to comply with SEC and NYSE rules, to the extent the Company determines those rules apply to previously granted equity awards.

Retirement Benefits

Our executive officers participate in our qualified defined benefit pension plan (the “Retirement Plan”), as each was employed with us prior to September 1, 2006.  The Retirement Plan was closed to new participants who were hired after September 1,  2006 and replaced with a defined contribution plan.  Benefits under the Retirement Plan are capped at 30 years of service, which all of our Named Executive Officers has surpassed except Mr. Johnston, who has 23 years of service with our Company.  Our executive officers also participate in our qualified 401(k) plan, which is generally available to our non-union employees.  We do not provide supplemental retirement programs for our executive officers.  However, we do provide post-retirement medical coverage for all eligible employees, including executive officers, who retire at age 55 or later.

Change of Control and Termination Benefits

We offer certain change of control and termination benefits to our Named Executive Officers for several reasons.  These benefits serve the Company’s interests by encouraging key management personnel to remain employed with the Company in the event of an impending change of control while simultaneously alleviating individual concerns about the possible involuntary loss of employment upon a change of control.  We believe that these change of control protections preserve productivity and encourage retention in the face of the potential disruptive impact of an actual or potential change of control of the Company.  We believe change of control protections for our executives and other key personnel are an important part of good corporate governance, as they ensure that the interests of our executives will be materially consistent with the interests of our stockholders when considering corporate transactions.

Three of our Named Executive Officers – Niels M. Johnsen, Erik L. Johnsen, and Manuel G. Estrada have stand-alone Change in Control Agreements.  Mr. Peter M. Johnston does not have a change in control agreement but is a participant in our Severance Plan generally available to all U.S. non-unionized employees.  Under the Severance Plan, Mr. Johnston would be entitled to a severance payment of twelve months’ salary and three months’ continued coverage under the Company’s group health plan if he were terminated without cause following a change in control.

Information regarding the Change in Control Agreements and the Severance Plan, including the estimated amounts payable that would have been payable to each named executive had a change of control occurred on December 31, 2014, is set forth under the heading “Potential Payments upon Termination or Change in Control – Change in Control.”

Perquisites

We do not offer our executives any perquisites not generally available to our U.S. non-union employees.  In prior years, the Company has reimbursed certain tax and accounting services for each of Messrs. N.M. Johnsen and E.L. Johnsen.  However, the Committee discontinued this benefit beginning in 2014.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits us from deducting more than $1 million in compensation paid to certain executive officers in a single year, excluding compensation that qualifies as “performance-based” for purposes of Section 162(m).  The Committee does not have a policy requiring all compensation to be fully deductible and has, from time to time, granted compensation that may not be fully deductible, as the Committee considers it important to retain flexibility to design compensation programs that recognize a full range of criteria important to our success, even where compensation payable under those programs may not be fully deductible.  In addition, because the Section 162(m) rules and regulations are complex and may change from time to time (sometimes with retroactive effect), there can be no guarantee that any award intended to qualify as “performance-based” compensation under Section 162(m) will actually qualify as such.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee:

H. Merritt Lane III, Edwin A. Lupberger, James J. McNamara, and T. Lee Robinson, Jr.

Fiscal 2014 Summary Compensation Table

The following table presents information regarding the total compensation for fiscal years 2014, 2013, and 2012 for our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Niels M. Johnsen Chairman of the Board and Chief Executive Officer	2014	488,220	244,900	--	53,308	1,000	787,428
	2013	474,000	694,750	177,750	--	36,000	1,382,500
	2012	460,000	378,900	230,000	73,297	36,000	1,178,197
Erik L. Johnsen President	2014	456,290	244,900	--	197,330	1,000	899,520
	2013	443,000	694,750	166,125	--	36,000	1,339,875
	2012	430,000	378,900	215,000	175,358	36,000	1,235,258
Manuel G. Estrada Vice President and Chief Financial Officer	2014	276,040	107,146	--	225,351	1,000	609,537
	2013	268,000	303,954	80,400	--	1,000	653,354
	2012	260,000	168,284	104,000	200,191	1,000	733,475
Peter M. Johnston Executive Vice President	2014	209,090	58,166	--	172,318	1,000	440,574
	2013	203,000	165,004	45,675	637	1,000	415,316
	2012	197,000	91,354	59,100	139,714	1,000	488,168

(1)The amounts shown in this column reflect the aggregate grant date fair value of stock awards based on probable outcomes computed in accordance with FASB ASC Topic 718.  For fiscal 2014, each Named Executive Officer received a grant of performance-based restricted stock units, the maximum grant date value of which was as follows:  Mr. N.M. Johnsen and Mr. E.L. Johnsen, $389,250 each; Mr. Estrada, $170,297; and Mr. Johnston, $92,447.  However, all of these restricted stock units were forfeited following the end of the fiscal year due to failure to meet the underlying performance conditions, as described in our CD&A discussion above and our “Fiscal 2014 Grants of Plan-Based Awards” table below, resulting in no payout to any of the Named Executive Officers.  For information regarding the assumptions we used in valuing our performance-based awards, please see Note S to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2014.

(2)The amounts shown in this column reflect cash payments made under our annual incentive bonus plan for performance in the respective years.  No annual incentive payout was earned for fiscal 2014 performance.  For additional information regarding the 2014 annual incentive plan, please see the “Fiscal 2014 Grants of Plan Based Awards” table below.

(3)Reflects the net change during each of the years reflected of the present value of the executives’ accumulated benefits under our Retirement Plan.  The year-over-year increase reported for fiscal 2014 was driven, in part, by a decrease in the discount rate and a change in mortality table assumptions.  For more information, see “2014 Pension Benefits.”

(4)Reflects the Company’s contribution to each Named Executive Officer’s 401(k) plan account of $1,000 each year plus, for each of Messrs. N.M. Johnsen and E.L. Johnsen, the reimbursement of $35,000 for tax services in 2012 and 2013 (a benefit discontinued in 2014).

Fiscal 2014 Grants of Plan-Based Awards

The following table sets forth information about the potential payouts under the annual incentive plan and the equity grants to our Named Executive Officers during fiscal 2014.

Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(3)			Grant Date Fair Value of Equity Incentive Plan Awards(4) ($)
			Threshold(2) ($)	Target/ Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Niels M. Johnsen	Annual Cash Incentive	--	61,028	244,110
	Absolute Performance-Based RSU Grant(5)	1/28/2014			2,500	5,000	7,500	129,750
	Relative Performance-Based RSU Grant(6)	1/28/2014			2,500	5,000	7,500	115,150
Erik L. Johnsen	Annual Cash Incentive	--	57,036	228,145
	Absolute Performance-Based RSU Grant(5)	1/28/2014			2,500	5,000	7,500	129,750
	Relative Performance-Based RSU Grant(6)	1/28/2014			2,500	5,000	7,500	115,150
Manuel G. Estrada	Annual Cash Incentive	--	27,604	110,416
	Absolute Performance-Based RSU Grant(5)	1/28/2014			1,094	2,188	3,282	56,779
	Relative Performance-Based RSU Grant(6)	1/28/2014			1,093	2,187	3,281	50,367
Peter M. Johnston	Annual Cash Incentive	--	15,682	62,727
	Absolute Performance-Based RSU Grant(5)	1/28/2014			594	1,188	1,782	30,829
	Relative Performance-Based RSU Grant(6)	1/28/2014			593	1,187	1,781	27,337

(1)“Estimated future payouts under non-equity incentive plan award” refers to the potential payments, pursuant to the 2014 annual incentive plan, payable in fiscal 2015.  Under this plan, each Named Executive Officer was eligible to earn a bonus based on the Company’s basic earnings per share as measured against quarterly and annual targets.  The annual incentive is accrued on a quarterly basis if the performance target for that quarter is met.  If the Company does not meet one or more quarterly targets but meets the target for the full year, any quarter that was missed will then be earned.  Any bonuses earned under the annual incentive plan are paid to Named Executive Officers following the end of the fiscal year.  For fiscal 2014, because the Company’s basic earnings per share fell below threshold for each of the quarterly and annual targets, there were no payouts under the plan to the Named Executive Officers, as reflected in the “Non-Equity Incentive Plan Compensation” column of the “Fiscal 2014 Summary Compensation Table.”  Please see the CD&A for more information about our annual incentive plan.

(2)Represents the amount that would be earned by the Named Executive Officer if only one quarterly target were met.

(3)These amounts represent the number of performance-based RSUs granted to each Named Executive Officer in fiscal 2014.  For each executive, half of his performance-based RSUs would vest on the basis of the Company’s performance as measured against an absolute performance metric (see note 5), and the other half would vest on the basis of the Company’s performance as measured against a relative performance metric (see note 6).  However, neither performance metric was met, and therefore all RSUs were forfeited following the end of the fiscal year.

(4)These performance-based RSUs are valued based on the aggregate grant date fair value computed in accordance with FASB Topic 718 based on probable outcome, with a maximum value, measured as of the grant date, as follows:  Mr. N.M. Johnsen and Mr. E.L. Johnsen, $389,250 each; Mr. Estrada, $170,297; and Mr. Johnston, $92,447.  However, as described in notes 5 and 6 below, all of these RSUs were forfeited after the end of the fiscal year without any payout to the Named Executive Officers based on a failure to meet the underlying performance conditions.

(5)These absolute performance-based RSUs vest based on the Company’s fiscal 2014 basic earnings per share meeting or exceeding certain thresholds: at basic earnings per share below $0.75, there is no payout; at basic earnings per share of $0.75, the RSUs pay out at 50%; if basic earnings per share equal $1.00, the RSUs pay out at 100%; if basic earnings per share equal or exceed $1.25, then the RSUs pay out at 150%, with results that fall between two performance levels pro-rated.  The Company’s actual fiscal 2014 basic earnings per share was $(8.23) per share, which fell below the threshold and therefore all absolute performance-based RSUs were forfeited without any payout to the Named Executive Officers.

(6)These relative performance-based RSUs vest based on the Company’s total stockholder return for a given period as compared with the total stockholder return of the other companies in the Russell 2000 Index over the same period.  If the Company’s TSR ranks below the 25th percentile, there is no payout; if the Company’s TSR ranks at the 25th percentile, the RSUs pay out at 50%; if the Company’s TSR ranks at the 60th percentile, the RSUs pay out at 100%; if the Company’s TSR ranks at or above the 70th percentile, then the RSUs pay out at 150%, with results that fall between two performance levels pro-rated.  The Company’s actual TSR rank for fiscal 2014 as compared with the TSR of the other companies in the Russell 2000 Index fell below the 25th percentile, and thus all relative performance-based RSUs were forfeited without any payout to the Named Executive Officers.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table sets forth certain information about the outstanding RSUs held by the Named Executive Officers at the end of fiscal 2014, which are the only type of equity award currently held by any of our Named Executive Officers.

	Stock Awards
	Unvested Stock Awards(1)		Unvested Equity Incentive Plan Awards(2)
Name	Number of Shares (#)	Market Value(3) ($)	Number of Unearned Shares (#)	Market Value(3) ($)
Niels M. Johnsen	20,000	298,000	10,000	149,000
Erik L. Johnsen	20,000	298,000	10,000	149,000
Manuel G. Estrada	8,750	130,375	4,375	65,188
Peter M. Johnston	4,750	70,775	2,375	35,388

(1)These amounts represent the balance of time-based RSUs granted to each Named Executive Officer in fiscal 2013.  These RSUs will vest one-half on May 7 of each of 2015 and 2016.

(2)These amounts represent the number of performance-based RSUs granted to each Named Executive Officer in fiscal 2014.  One-half of this award would vest on the basis of an absolute performance metric, while the other half would vest on the basis of a relative performance metric.  For information on these awards, which were forfeited following the end of the fiscal year for failure to meet the underlying performance metrics, please see notes 5 and 6 to the previous table, “Fiscal 2014 Grants of Plan-Based Awards.”

(3)Based on the closing market price of $14.90 per share on December 31, 2014.

Option Exercises and Stock Vested in 2014

The following table sets forth information regarding the vesting of restricted stock units during fiscal 2014 for the Named Executive Officers.  The Named Executive Officers do not hold any stock options.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Niels M. Johnsen	25,000	624,250
Erik L. Johnsen	25,000	624,250
Manuel G. Estrada	10,939	273,147
Peter M. Johnston	5,939	148,297

(1)Value realized on vesting is calculated on the basis of the closing market price per share on the date of vesting or, if there was no trading in our Common Stock that day, the previous date on which our shares were traded.

2014 Pension Benefits

We maintain a defined benefit pension plan (the “Retirement Plan”) for employees hired prior to September 1, 2006, and all such employees of our domestic subsidiaries who are not covered by union sponsored plans may participate after one year of service.  Employees hired on or after September 1, 2006, with at least one year of service as of June 30, 2008, were eligible to participate in the new Cash Balance Plan on July 1, 2008.  As each of our Named Executive Officers has served the Company since before September 1, 2006, all of them participate in the Retirement Plan rather than the Cash Balance Plan.

Computation of benefits payable under the defined pension plan is based on years of service, up to a maximum of thirty years.  Under the final average pay benefit formula the computation is based upon the employee’s highest sixty consecutive months of compensation, which is defined as the participant’s base salary plus overtime (excluding incentive pay, bonuses or other extra compensation).

The standard form of payment depends on marital status at the time the benefits first become payable.  For single employees, the standard payment form is the Life Only annuity option.  This form of payment provides a monthly lifetime benefit that ends upon death.  For employees that are married when benefits become payable, the standard payment form is the 50% joint and survivor annuity.  This form of payment provides a monthly benefit to the employee for their lifetime, and upon their death, it provides the spouse 50% of the monthly benefit payment for the remainder of his/ her life.  In addition to the standard payment forms, the following forms of payments are also available:  10 years Certain and Life, 15 years Certain and Life, 100% joint and survivor annuity, 75% joint and survivor annuity; and High-Low Options.

Employees automatically receive the standard payment option applicable to their marital status at the time the benefits become payable unless they have elected another option in accordance with the terms of the Retirement Plan.

The benefit provided by the Retirement Plan’s formula is subject to certain constraints under the Internal Revenue Code.  For 2014, the maximum annual benefit generally is $210,000 under Code Section 415.  Furthermore, under Code Section 401(a)(17), the maximum annual compensation that may be reflected in 2014 for the purpose of determining benefits is $260,000.  These dollar limits are subject to cost of living increases in future years.  Each of the individuals named in the Summary Compensation Table set forth above is a participant in the Retirement Plan and, for purposes of the plan, was credited during 2014 with a salary of $260,000, except Mr. Johnston who was credited with his actual salary.

2014 Pension Benefits

Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
Niels M. Johnsen	30	1,268,388	--
Erik L. Johnsen	30	1,060,410	--
Manuel G. Estrada	30	1,162,687	--
Peter M. Johnston	23	659,332	--

 (1)Retirement Plan benefits are capped at 30 years of service.  Niels M. Johnsen has served 44 years, Erik L. Johnsen has served 35 years, and Manuel G. Estrada has served 36 years.

(2)The present values of the accumulated benefits reported in this table were calculated using the same participant data, plan provisions and actuarial assumptions used to calculate our 2014 retirement plan expense in accordance with U.S. GAAP Accounting Standards Codification Subtopic 715-20, except that SEC rules require the modified assumption that participants defer their retirement until the earliest age they are eligible for an unreduced benefit, which is age sixty-five under the Retirement Plan.  See Note L, “Employee Benefit Plans,” of the Notes to the Financial Statements in our Form 10-K for the year ended December 31, 2014.

Potential Payments Upon Termination or Change of Control

Payments Upon Termination

Each of our Named Executive Officers would be entitled to receive certain payments if his employment ended due to death, disability, or retirement on or after age 65.  Most of these payments are under plans or arrangements generally available to our non-unionized U.S. employees.

Under our Salary Continuation Plan, each Named Executive Officer would receive 26 weeks’ pay if his employment terminated because of his disability.  After that period, the Named Executive Officer would be eligible for benefits equal to 60% of his wages under our Long-Term Disability rider to our MetLife Insurance Policy up until age 65, or if the employee is age 60 or older at the time of disability, the lesser of 60 months or age 70. In addition, each Named Executive Officer is eligible for six months’ continued medical/dental insurance if his employment terminated due to his disability, and may elect to purchase COBRA coverage for up to 36 months thereafter.

We also have a life insurance policy that covers each of our non-union U.S. employees, including our Named Executive Officers.  In the event of his death, the beneficiary of each Named Executive Officer would receive $250,000, the maximum possible individual payout from our Reliance Standard Life Insurance Policy.  The Named Executive Officer’s estate would be eligible to purchase continued medical/dental coverage through COBRA for up to 36 months following his death.

Under our 2014 Executive Bonus Plan, each Named Executive Officer would be entitled to a pro-rata bonus payment if his employment ended due to death, disability, or retirement on or after age 65.  Each of our Named Executive Officers is also eligible to receive post-retirement medical benefits.

Change of Control Benefits

We have entered into Change in Control agreements with our top three Named Executive Officers.  The agreements, which were originally effective through December 31, 2009, are automatically extended on a year to year basis unless the Company gives at least six months advance notice of discontinuance.  There was no such notice given in 2014.  If the Named Executive Officer is terminated for reasons other than death, disability or cause or by the executive for good reason (as such terms are defined in their agreements) within three years following a change in control for Mr. Niels M. Johnsen and Mr. Erik L. Johnsen and within two years following a change in control for Mr. Manuel G. Estrada, the executive is generally entitled to receive the following:

•

Three times base salary for Mr. Niels M. Johnsen and Mr. Erik L. Johnsen, and two times base salary for Mr. Manuel G. Estrada.  Payments would be made as a lump sum in cash within five days of the date of the termination.

•

Three times for Mr. Niels M. Johnsen and Mr. Erik L. Johnsen (two times in the case of Mr. Estrada) of the greater of the average bonus over the last three years or the target bonus for the year of termination.  Payments would be made as a lump sum in cash within five days of the date of the termination.

•	Three years of life and health insurance benefits for Mr. Niels M. Johnsen and Mr. Erik L. Johnsen, and two years of benefits for Mr. Manuel G. Estrada.
•	Accelerated vesting of equity awards.

Mr. Johnston, who does not have a Change in Control agreement, is a participant in our Severance Plan, which covers all our non-unionized U.S. employees.  Under the Severance Plan, Mr. Johnston would have been entitled to a severance payment of twelve months’ salary if he had been terminated without cause following a change in control, plus three months’ continued coverage under the Company’s group health plan.

The following table quantifies the potential payments to our Named Executive Officers under the contracts, arrangements or plans discussed above, for various scenarios involving a change in control or termination of employment of each of our Named Executive Officers, assuming a December 31, 2014 termination date, and where applicable, using the closing price of our Common Stock of $14.90 as reported on the New York Stock Exchange. In addition to these benefits, our Named Executive Officers would be entitled to receive the retirement and pension benefits described above under “Pension Benefits” and any balance in their 401(k) plan.

Event	Niels M. Johnsen		Erik L. Johnsen		Manuel G. Estrada		Peter M. Johnston
Change in Control (No Termination)
Accelerated vesting of RSUs(1)	$ 447,000		$ 447,000		$ 195,563		$ 106,163
Total	$ 447,000		$ 447,000		$ 195,563		$ 106,163

Change in Control with Qualifying Termination
Cash severance payment (base pay)	$ 1,464,660	(2)	$ 1,368,870	(2)	$ 552,080	(3)	$ 209,090	(4)
Cash severance payment (bonus)	$ 732,330	(2)	$ 684,435	(2)	$ 220,832	(3)	$ --
Cost of Continued Health and Welfare Benefits	$ 75,377	(2)	$ 69,322	(2)	$ 46,253	(3)	$ 4,757	(4)
Accelerated vesting of RSUs(1)	$ 447,000		$ 447,000		$ 195,563		$ 106,163
Total	$ 2,719,367		$ 2,569,627		$ 1,014,728		$ 320,010

Death
Cash severance payment (bonus)(5)	$ 0		$ 0		$ 0		$ 0
Accelerated vesting of RSUs(1)	$ 447,000		$ 447,000		$ 195,563		$ 106,163
Payout of Life Insurance Benefits(6)	$ 250,000		$ 250,000		$ 250,000		$ 210,000
Total	$ 697,000		$ 697,000		$ 445,563		$ 316,163

Disability
Cash severance payment (base pay)(7)	$ 244,110		$ 228,145		$ 138,020		$ 104,545
Cash severance payment (bonus)(5)	$ 0		$ 0		$ 0		$ 0
Cost of Continued Health and Welfare Benefits(8)	$ 9,514		$ 9,514		$ 9,514		$ 9,514
Accelerated vesting of RSUs(1)	$ 447,000		$ 447,000		$ 195,563		$ 106,163
Total	$ 700,624		$ 684,659		$ 343,097		$ 220,222

Retirement (age 65)
Cash severance payment (bonus)(5)	$ 0		$ 0		$ 0		$ 0
Cost of Continued Health and Welfare Benefits(9)	$ 19,028		$ 19,028		$ 19,028		$ 19,028
Accelerated vesting of RSUs(1)	$ 298,00		$ 298,000		$ 130,375		$ 70,775
Total	$ 317,028		$ 317,028		$ 149,403		$ 89,803

 (1)Under the terms of our 2011 Stock Incentive Plan, all outstanding equity awards will vest fully upon a change of control.  In addition, under the terms of the applicable award agreements, all outstanding RSUs will vest in full upon the employee’s death or disability.  In the event of the executive’s retirement on or after age 65, his time-based RSUs would vest in full upon his retirement and he would be permitted to retain all of his performance-based RSUs, which would vest as scheduled only if the underlying performance metric was met.  Since all outstanding performance-based RSUs were forfeited following the end of 2014 because neither of the performance metrics were met, the value of the RSUs received upon retirement does not include the value of those RSUs.

(2)If his employment is terminated within three years following a change of control of the Company and such termination is not due to death, disability, with Cause, or without Good Reason, each of Niels M. Johnsen and Erik L. Johnsen is eligible to receive a lump sum payment equal to three years’ salary plus three times the greater of the average bonus paid over the last three years or the target bonus for the year of termination.  In addition, the executive would receive three years’ continued life and health insurance benefits.

(3)If his employment is terminated within two years following a change of control of the Company and such termination is not due to death, disability, with Cause, or without Good Reason, Manuel G. Estrada is eligible to receive a lump sum payment equal to two years’ salary plus two times the greater of the average bonus paid over the last three years or the target bonus for the year of termination.  In addition, the executive would receive two years’ continued life and health insurance benefits.

(4)Under the Severance Plan, Mr. Johnston would be entitled to a severance payment of twelve months’ salary if he is terminated without cause, plus three months’ continued benefits under the Company’s group health plan.

(5)  Under the terms of the 2014 Executive Bonus Plan, in the event of an executive’s retirement at age 65, disability, or death, a pro-rata payment based on actual performance may be paid to the employee, or to his estate, if applicable, on the date the payment would ordinarily be made.  There was no bonus payable for fiscal 2014 performance, and thus no payment would have been made to any of the executives pursuant to the 2014 Executive Bonus Plan.

(6)This figure represents the maximum company-paid group life insurance coverage through Reliance Standard Life Insurance Company.  The executive’s estate could elect to purchase continued medical/dental coverage through COBRA for up to 36 months (coverage for the full 36 months would cost the executive’s estate approximately $58,227 at current rates).

(7)This figure represents the maximum of 26 weeks’ wages at full pay under Salary Continuation Plan; thereafter 60% of wages under Long-Term Disability benefits under MetLife Insurance Policy.

(8)Each executive would be entitled to six months’ medical/dental benefits; thereafter, the executive could elect to purchase continued medical/dental coverage through COBRA for up to 36 months (coverage for the full 36 months would cost the executive approximately $58,227 at current rates).

(9)This figure represents the annual cost of post-retirement medical benefits.

Equity Compensation Plan Information

The following table provides information about our common stock that may be issued under our equity compensation plans as of December 31, 2014:

Equity Compensation Plan Information as of December 31, 2014
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($/sh)	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column) (#)
Equity compensation plans approved by security holders	135,014	(1)	--	116,205
Equity compensation plans not approved by security holders	--		--	--
Total	135,014	(1)	--	116,205

(1)	Represents the maximum number of shares of Common Stock that may be issued under restricted stock units outstanding as of December 31, 2014.

PROPOSAL TO APPROVE AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF PREFERRED STOCK
(PROPOSAL 2)

Our certificate of incorporation (the “Certificate”) currently authorizes us to issue a maximum of 1,000,000 shares of preferred stock, par value $1.00 per share (“Preferred Stock”).  Our Board has adopted, subject to stockholder approval, a proposal to increase the maximum number of shares of Preferred Stock authorized for issuance from 1,000,000 shares to 2,000,000 shares.  As of the date of this proxy statement, there were 566,250 shares of Preferred Stock outstanding, consisting of our 9.50% Series A Cumulative Redeemable Perpetual Preferred Stock and 9.00% Series B Cumulative Redeemable Perpetual Preferred Stock (the “Series A and Series B Preferred Stock”), all of which were issued in 2013 in financing transactions.

Last year, we unsuccessfully sought stockholder approval of a proposal to increase the number of shares of authorized Preferred Stock.  Since then, we have sought guidance from certain of our investors and the proxy advisory community to assist us in reformulating our proposal.  Our current proposal differs from last year’s proposal in two significant ways:  (1) we are seeking a smaller increase (100%, rather than 150%, of the current number of authorized shares of Preferred Stock) and (2) we are voluntarily “declawing” our shares of Preferred Stock by representing not to issue them for anti-takeover purposes without prior stockholder approval, as discussed in greater detail below.

The draft of our proposed charter amendment is attached to this proxy statement as Appendix A.

Reasons for the Charter Amendment

In light of the relatively low number of shares of Preferred Stock remaining available for future issuance, we are seeking an increase in the number of authorized shares of Preferred Stock.  This increase will provide us with additional flexibility to:

(i)	raise additional capital through one or more public offerings or private placements of shares of Preferred Stock or other securities exercisable or convertible into shares of Preferred Stock;
(ii)	acquire additional assets or businesses by using shares of Preferred Stock for all or part of the consideration paid to the sellers;
(iii)	repay indebtedness by issuing shares of Preferred Stock in lieu of making cash payments;
(iv)	redeem, restructure, or replace our currently outstanding Preferred Stock on terms that potentially might be deemed more beneficial to us; or
(v)

take advantage of other potential strategic opportunities that support our growth through the issuance of additional shares of Preferred Stock, such as strategic partnerships, joint ventures, restructurings, divestitures, business combinations, and investments.

We currently have no arrangements, agreements, understandings or plans for the issuance or use of the additional shares of Preferred Stock proposed to be authorized.  However, we believe it is important that we have the flexibility to take advantage of these opportunities promptly if and when they may arise in the future.  Given the low number of authorized but unissued shares of Preferred Stock, we believe we would not be able to raise a sufficient amount of capital from a preferred stock issuance relative to our overall capitalization unless we are able to increase our authorized Preferred Stock.  We believe this situation could place us at a competitive disadvantage compared to other companies that have greater financial flexibility by virtue of higher levels of authorized preferred stock.

As noted above, although we have 1,000,000 authorized shares of Preferred Stock, we issued 566,250 shares of Series A and Series B Preferred Stock principally to institutional investors in 2013.  Therefore, we have only 433,750 authorized but unissued shares of Preferred Stock, which we believe is insufficient to pursue the type of transactions described above.  While our 2013 offerings strengthened our financial position by enabling us to reduce our debt and fund projects beneficial to our stockholders, they depleted over half of our allotment of authorized shares of Preferred Stock.

Since shares of preferred stock are generally issued at a fixed price, similar to how bonds are issued, the effective amount of capital that we can raise from such a financing is limited based on the number of authorized shares of Preferred Stock.  In our 2013 offerings, in order to conserve shares of Preferred Stock, we sold shares of Series A and Series B Preferred Stock at $100 per share principally to a base of institutional investors rather than, as proposed by our financial advisers, at $25 per share to retail investors.  We understand from our financial advisers that those 2013 sales could have been completed on terms more beneficial to us had we been able to sell preferred shares at $25 per share to a wider base of retail investors.  Our financial advisers have further advised us that we will likely be able to receive more advantageous terms in the future by selling preferred shares at $25 per share into the broader retail market.  In short, we believe that our limited number of authorized preferred shares disadvantaged us in 2013 and could once again disadvantage us in the future.

Accordingly, for all the reasons noted above, the Board believes that the proposed amendment to the Certificate is appropriate and in the best interests of the Company and its stockholders.

Impact of Adoption of the Charter Amendment

Upon stockholder approval of the proposed amendment to the Certificate and filing of a related certificate with the Delaware Secretary of the State, all authorized shares of Preferred Stock in excess of those issued and outstanding as of any particular date will be available for issuance at such times and for such corporate purposes as the Board may deem advisable, including those described above, without further action by stockholders, except as may be required by (i) applicable law, (ii) the rules of the NYSE on which our Common Stock is listed and traded, (iii) the terms of the Series A and Series B Preferred Stock, or (iv) our “declawing” representation described below in the next section.

Any additional series of Preferred Stock issued pursuant to this enhanced authorization would have such terms as the Board determines at the time of issuance in its discretion, including the offering price, the number of shares constituting such series, dividend and liquidation preferences, terms and rights of redemption, conversion privileges, voting rights, and any other rights, preferences, or limitations associated with each such series of Preferred Stock.

Potential Effects of the Charter Amendment on the Rights of Holders of Common Stock

Our holders of Common Stock do not possess preemptive rights that would legally entitle them to subscribe for the purchase of any of our shares or other securities offered by us in the future.  Accordingly, we will be permitted to issue one or more new series of Preferred Stock without first offering them to holders of our Common Stock.

The rights of the holders of our Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any additional shares of Preferred Stock that we may issue from time to time in the future.  To the extent that dividends will be payable on any such newly-issued shares of Preferred Stock, the amount of cash otherwise available for payment of dividends on outstanding shares of Common Stock will be reduced.  Preferred Stock terms might place restrictions on our ability to declare dividends on the Common Stock or to repurchase shares of Common Stock.  The issuance of Preferred Stock having voting rights would dilute the voting power of the holders of Common Stock.  To the extent that Preferred Stock is made convertible into shares of Common Stock, the effect, upon such conversion, would also be to dilute the voting power and ownership percentage of the holders of Common Stock.  In addition, holders of Preferred Stock would normally receive preferential rights to receive distributions in the event of our dissolution or liquidation, thereby diminishing the rights of the holders of Common Stock to receive distributions of our assets.  Shares of newly-issued Preferred Stock could also confer various other preferential rights, including rights entitling the holders of such shares to (i) appoint directors or consent to certain specified matters, either generally or under particular circumstances, or (ii) subscribe for the purchase of any of our securities offered by us in the future.

As noted above, our proposed amendment to the Certificate is prompted by a desire to enhance our financial and strategic flexibility, and not in response to any known or threatened hostile takeover attempt.  If the proposed amendment is approved at the Annual Meeting, the Board represents that it will not issue, without prior stockholder approval, any series of Preferred Stock in order to render more difficult, or discourage, an unsolicited attempt to acquire control of the Company through a transaction opposed by the Board, or for any similar defensive or anti-takeover purpose, including for the purpose of implementing a stockholder rights plan.  The Board believes that its proposal to increase the Company’s authorized preferred stock, coupled with these limits, strikes an effective balance between our desire to attain greater financial and strategic flexibility and the desire of many in the investment community to ensure that preferred stock is not used for anti-takeover purposes.

Consequences of Failure to Approve Charter Amendment

If the proposed charter amendment is not approved by our stockholders, we believe that our future ability to complete financing or other strategic transactions could be limited if such transactions require us to issue shares of Preferred Stock.  Specifically, in order to complete such a transaction quickly, we would have to rely on our existing allotment of authorized but unissued shares of Preferred Stock, which may be inadequate or which may, as outlined above under “‑ Reasons for the Charter Amendment,” force us to price our preferred stock at levels that limit our ability to sell shares in the broad retail markets.  Alternately, we would have to obtain stockholder approval of an amendment to the Certificate to pursue the specific issuance of shares of Preferred Stock in excess of our current authorized capital.  Obtaining such approval would likely result in increased costs and could delay or jeopardize the consummation of a financing or strategic transaction that the Board believed was in the best interests of the Company and its stockholders, given that we would be required to solicit written consents of stockholders in lieu of a meeting, call a special meeting of stockholders, or wait for the next annual meeting of stockholders.  The Board believes that any of these alternatives could deprive the Company and its stockholders of the ability to benefit from any such opportunities or transactions that may arise in the future.

Vote Required

The proposed charter amendment will require the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock.

If the charter amendment is adopted by our stockholders, it will become effective when we file a certificate of amendment to our Certificate with the Delaware Secretary of State.

Our Board of Directors unanimously recommends a vote FOR the increase in the number of authorized shares of Preferred Stock from 1,000,000 to 2,000,000 shares.

PROPOSAL TO APPROVE THE
INTERNATIONAL SHIPHOLDING CORPORATION 2015 STOCK INCENTIVE PLAN
(PROPOSAL 3)

The growth and future success of our Company depends upon the efforts of our officers, directors, key employees, consultants, and advisors.  We believe that the proposed International Shipholding Corporation 2015 Stock Incentive Plan (the “Plan”) combines an effective means of attracting and retaining qualified key personnel with a long-term focus on maximizing stockholder value.  Upon the recommendation of our Compensation Committee, our Board has adopted the Plan subject to stockholder approval at the Annual Meeting.  The Plan is summarized below and the full text of the Plan is attached to this proxy statement as Appendix B.  Because this is a summary, it may not contain all the information that you may consider to be important.  You should read Appendix B carefully before you decide how to vote on this proposal.

Purpose of the Proposal

We believe that providing officers, directors, key employees, consultants, and advisors with a proprietary interest in the growth and performance of our Company stimulates individual performance and enhances stockholder value.  We also believe that a significant portion of a Named Executive Officer’s compensation should be directly linked to our performance.  Consistent with this philosophy, during fiscal 2014, approximately 27-38% of total target compensation for each Named Executive Officer was delivered in the form of equity incentive awards (calculated as described in the “Compensation Discussion and Analysis”).

We currently grant annual equity awards to our directors, executive officers, and certain other key employees under our 2011 Stock Incentive Plan.  As of March 4, 2015, approximately [•] shares of Common Stock remain available for grant under this plan.  Although the number of shares required for each annual grant may vary from year to year, we do not believe that we have sufficient shares available for our annual equity awards to our directors, executive officers, and other key employees for fiscal 2016 and beyond.

We believe that adoption of a new plan is necessary to provide the Company with the continued ability to attract, retain, and motivate key personnel in a manner tied to the interests of stockholders.  We anticipate that the shares reserved for issuance under the Plan will be sufficient to meet our needs for approximately three years.

However, if the Plan is not approved by our stockholders, we may be required to increase significantly the cash component of our executive compensation program in order to remain competitive and adequately compensate our employees.  Replacing equity awards with cash awards would not only misalign our executive and stockholder interests, it would also increase cash compensation expense and use cash that could be reinvested in our business.

The Plan has several provisions designed to protect stockholder interests and promote effective corporate governance, including the following:

•

the Plan prohibits granting stock options and stock appreciation rights with an exercise price less than the fair market value of a share of stock on the date of grant, or repricing such incentives without stockholder approval;

•

no more than 20,000 shares of Common Stock may be granted without compliance with certain minimum vesting requirements described in greater detail below (not including awards made to non-employee directors, grants made in payment of cash amounts earned under our annual incentive plans, and shares issued in settlement of a cash-based performance award that itself met the minimum vesting requirements);

•	the Plan contains limitations on grants to individual participants (including directors) in a given calendar year;
•

the Plan prohibits the recycling of shares tendered or withheld for value (specifically, shares tendered in payment of the exercise price of a stock option, shares covered by, but not issued in settlement of, stock-settled stock appreciation rights, or shares delivered or withheld to satisfy a tax withholding obligation);

•	material amendments to the Plan require stockholder approval; and
•	awards under the Plan are administered by our Compensation Committee, an independent committee of our Board.

Dilution.  If the Plan is approved, the overall simple dilutive effect of our equity award program (counting shares available for issuance plus shares currently subject to outstanding awards) would be approximately [•]% of our fully diluted shares outstanding, as detailed below.

Our Current Plan and Outstanding Awards

As described under “Equity Compensation Plan Information,” as of December 31, 2014, a maximum of 135,104 shares of Common Stock were issuable under our outstanding RSUs and we had an aggregate of 116,205 shares remaining available for grant under our 2011 Stock Incentive Plan.

Since the date of that table, an aggregate of 8,100 shares of Common Stock were granted to our non-employee directors (1,350 shares each) pursuant to our director compensation program.  In addition, the Compensation Committee has granted RSUs to employees covering an additional [•] shares (assuming maximum performance), [•]% of which were granted to the Named Executive Officers.  Similar to the fiscal 2014 grants, each Named Executive Officer’s fiscal 2015 equity incentive grant consisted solely of performance-based RSUs.  Finally, an aggregate of [•] shares subject to outstanding RSUs have been forfeited upon the Compensation Committee’s certification that the underlying performance metrics were not met.

The following table provides certain information regarding our 2011 Stock Incentive Plan and outstanding awards as of March 4, 2015, after taking into account these grants and forfeitures:

Total RSUs Outstanding	[•]
Total Shares Remaining Available for Grant under our 2011 Stock Incentive Plan	[•]
Total Shares Reserved for Issuance under the 2015 Stock Incentive Plan	400,000
Total Shares of Common Stock Outstanding	7,309,757

Terms of the Plan

Administration of the Plan.  The Compensation Committee (or a subcommittee thereof) will generally administer the Plan, and has the authority to grant incentives under the Plan and to set the terms of the awards, amend any outstanding incentives or accelerate the time at which any outstanding incentives may vest, correct any defect in the Plan or any incentive as it deems necessary and establish rules or regulations relating to administration of the Plan.  The Compensation Committee will also generally have the authority to interpret the Plan, to establish any rules or regulations relating to the Plan that it determines to be appropriate, and to make any other determination that it believes necessary or advisable for proper administration of the Plan.  Subject to the limitations specified in the Plan, the Compensation Committee may delegate its authority to appropriate officers of our company with respect to grants to employees or consultants who are not subject to Section 16 of the Securities Exchange Act of 1934 or Section 162(m) of the Internal Revenue Code.

Eligibility.  Officers, directors, key employees and consultants and advisors to our Company will be eligible to receive incentives under the Plan when designated as participants.  We currently have four executive officers, eight officers, and six non-employee directors who received equity grants under our 2011 Stock Incentive Plan during the past two years and each of them would be eligible to receive incentives under the Plan.  Incentives under the Plan may be granted in any one or a combination of the following forms:

•	incentive stock options under Section 422 of the Internal Revenue Code;
•	non-qualified stock options;
•	stock appreciation rights;
•	restricted stock;
•	restricted stock units;
•	other stock-based awards; and
•	cash-based performance awards.

Each type of award is discussed in greater detail in “Types of Incentives” below.

Shares Issuable Through the Plan.  A total of 400,000 shares of our common stock are authorized to be issued under the Plan, representing approximately 5.5% of our outstanding common stock.  The closing sale price of a share of our Common Stock, as quoted on the NYSE on March 4, 2015, was $[•].

Limitations and Adjustments to Shares Issuable Through the Plan.  The Plan limits the incentives granted to any single officer, employee, consultant, or advisor in a calendar year to no more than 90,000 shares of our Common Stock, not including incentives valued in dollars rather than shares of Common Stock.  For awards valued in dollars, the maximum dollar value of those incentives (whether or not paid in shares) that may be paid out to any single officer, employee, consultant or advisor in any calendar year is $3,000,000.  Each non-employee director may be granted incentives with respect to no more than 20,000 shares of Common Stock each calendar year.  The maximum number of shares that may be issued upon the exercise of options intended to qualify as incentive stock options under the Internal Revenue Code is 400,000.

Share Counting.  For purposes of determining the maximum number of shares of common stock available for delivery under the Plan, shares that are not delivered because an award is forfeited, cancelled, or expires prior to exercise or realization will be available again for issuance or delivery under the Plan.  However, shares may not be recycled if they were delivered or withheld from an incentive in payment of the exercise price of a stock option or a stock-settled stock appreciation right or to cover any tax withholding obligation.  Cash-settled incentives will not count against the maximum number of shares issuable under the Plan.

Proportionate adjustments will be made to all of the share limitations provided in the Plan, including the number of shares subject to the Plan, in the event of any recapitalization, reclassification, stock dividend, stock split, combination of shares or other similar change in the shares of Common Stock.  In addition, the exercise price of any outstanding options or stock appreciation rights and any performance goals will also be adjusted if necessary to provide participants with the same relative rights before and after the occurrence of any such event.

Amendments to the Plan.  Our Board may amend or discontinue the Plan at any time. However, our stockholders must approve any amendment that would:

•	materially increase the number of issuable shares;
•	materially increase the benefits accruing to participants;
•	materially expand the classes of persons eligible to participate;
•	expand the types of incentives available for grant;
•	materially extend the term of the Plan;
•	reduce the price at which Common Stock may be offered through the Plan; or
•	permit the repricing of an option or stock appreciation right.

No amendment or discontinuance of the Plan may materially impair any previously granted award without the consent of the recipient.

Term of the Plan.  No incentives may be granted under the Plan more than ten years after the date the Plan is approved by our stockholders.

Incentive Agreements.  Grants of incentives will be subject to the terms and conditions of the Plan and may also be subject to additional restrictions imposed by the Compensation Committee and detailed in an incentive agreement between the Company and the participant.  The agreement may include provisions requiring the forfeiture of outstanding incentives in the event of the participant’s termination of employment or, in the case of performance-based grants, if applicable goals or targets are not met.

Minimum Vesting Requirements.  Incentives granted under the Plan are generally subject to minimum vesting requirements.  Incentives that vest based on time must generally have a vesting period of three years (with incremental vesting permitted over the three years, subject to a one-year minimum for the first such vesting), while incentives that vest based on the future attainment of performance goals must have a minimum vesting period of one year.  The following types of grants are not subject to any vesting requirements:  incentives granted to non-employee directors, shares paid in settlement of cash amounts due under one of the company’s annual incentive plans, and shares issued in settlement of a cash-based performance award under the Plan, so long as the cash-based performance award itself was initially granted in compliance with the minimum vesting requirements.  An aggregate of 20,000 shares may be issued under the Plan without compliance with these requirements or its exceptions.

Types of Incentives.  Each type of award that may be granted under the Plan is described below.

Stock Options.  A stock option is a right to purchase shares of common stock from the Company.  The Compensation Committee will determine the number and exercise price of the options and when the options become exercisable.  However, the option exercise price may not be less than the fair market value of a share of common stock on the date of grant, except for an option granted in assumption or substitution of an outstanding award in an acquisition transaction.  The term of an option will also be determined by the Compensation Committee, but may not exceed ten years.  As noted above, the Compensation Committee may not, without the prior approval of our stockholders, decrease the exercise price for any outstanding option after the date of grant.  In addition, an outstanding option may not, as of any date that the option has a per share exercise price that is greater than the then current fair market value of a share of Common Stock, be surrendered to us as consideration for the grant of a new option with a lower exercise price, another award, a cash payment or shares of Common Stock, unless approved by our stockholders.  The Plan permits the committee to grant both non-qualified and incentive stock options.  Incentive stock options will be subject to certain additional requirements necessary in order to qualify as incentive stock options under Section 422 of the Internal Revenue Code.

The option exercise price may be paid in cash, by check, in shares of common stock, through a “cashless” exercise arrangement with a broker approved by our Company, through a net exercise procedure (if approved by the Committee), or in any other manner authorized by the Compensation Committee.

Stock Appreciation Rights.  A stock appreciation right, or SAR, is a right to receive, without payment to us, a number of shares of Common Stock, cash, or a combination of the two.  If the SAR is payable in cash, the holder is entitled to a cash payment equal to the appreciation value of the number of shares of Common Stock as to which the SAR is being exercised.  If the SAR is payable in shares, the holder is entitled to receive a number of shares of Common Stock equal to the appreciation value of the number of shares of Common Stock as to which the SAR is being exercised divided by the fair market value of a share of Common Stock on the business day preceding the date on which the Company received notice of exercise.  The Compensation Committee will determine the exercise price used to measure share appreciation, which may not be less than the fair market value of a share of Common Stock on the date of grant (except for a SAR granted in assumption or substitution of an outstanding award in an acquisition transaction), whether the right may be paid in cash, and the number and term of SARs, provided that the term of a SAR may not exceed ten years.  The Plan restricts decreases in the exercise price and certain exchanges of SARs on terms similar to the restrictions described above for options.

Restricted Stock.  Shares of restricted stock are shares of Common Stock granted by the Compensation Committee and made subject to certain restrictions on sale or other transfer, forfeitability provisions and other terms and conditions during a particular period of time.  Subject to the restrictions provided in the applicable incentive agreement and the Plan, including restrictions imposed on the receipt of dividends, a participant receiving restricted stock may have all of the rights of a stockholder as to such shares.

Restricted Stock Units.  A restricted stock unit, or RSU, represents the right to receive from our Company one share of Common Stock on a respective vesting or settlement date.  Subject to the restrictions provided in the applicable incentive agreement and the Plan, a participant receiving RSUs has no rights as a stockholder as to such units until the RSUs vest and shares of Common Stock are issued to the participant.  RSUs may be granted with dividend equivalent rights; however, unless determined by the Compensation Committee to be paid currently, the Company shall establish a bookkeeping account for the participant and reflect in that account any securities, cash, or other property comprising any dividend or property distribution with respect to each share of Common Stock underlying each RSU.

Other Stock-Based Awards.  The Plan also permits the Compensation Committee to grant to eligible participants awards of shares of Common Stock, awards of phantom stock, and other awards that are denominated or payable in, valued in whole or in part by reference to, or are otherwise based on or related to, shares of, or the appreciation in value of, shares of Common Stock.  The Compensation Committee has discretion to determine the times at which such incentives are to be made, the size of such incentives, the form of payment, and all other conditions of such incentives, including any restrictions, deferral periods, or performance requirements.

Cash-Based Performance Awards.  The Compensation Committee may make cash-based performance awards to eligible participants.  At the election of the Compensation Committee, a cash-based performance award may be settled in cash, shares of Common Stock, or a combination of the two.  A cash-based performance award will be subject to forfeitability provisions and other terms and conditions, including the attainment of specified performance goals, as the Compensation Committee may determine.

Performance-Based Compensation Under Section 162(m).  Performance-based compensation that meets the requirements of Section 162(m) of the Internal Revenue Code does not count toward the $1 million limit on our Company’s federal income tax deduction for compensation paid to certain executive officers (specifically, our Chief Executive Officer and our next three most highly compensated executive officers, not including our Chief Financial Officer).  Stock options and stock appreciation rights granted in accordance with the terms of the Plan should qualify as performance-based compensation under Section 162(m).

Grants of restricted stock, restricted stock units, other stock-based awards, or cash-based performance awards that we intend to qualify as performance-based compensation under Section 162(m) must be conditioned upon the achievement of pre-established performance goals as well as other applicable requirements of Section 162(m).  The pre-established performance goals, as provided in the Plan, will be based upon any or a combination of the following criteria relating to our company or one or more of our divisions or subsidiaries:  earnings per share; return on assets or net assets; an economic value-added measure; stockholder return or total stockholder return; earnings or earnings before interest, taxes, depreciation and amortization; stock price; return on equity; return on invested capital, return on capital employed, or return on total capital; return on assets or net assets; reduction of expenses; cash flow; increase in cash flow; free cash flow; income or net income; income before tax; operating income or net operating income; gross profit; operating profit or net operating profit; operating margin or profit margin; revenue or net revenue; return on operating revenue; or market segment share.  For any performance period, the performance goals may be measured on an absolute basis or relative to a group of peer companies selected by the compensation committee or nominating and corporate governance committee, relative to internal goals or relative to levels attained in prior years.  Performance measurements may be adjusted as specified under the Plan to exclude the effects of non-recurring transactions or changes in accounting standards.

Our Compensation Committee has authority to use different targets from time to time within the scope of the performance goals as provided in the Plan and listed above.  Section 162(m) regulations require that the material terms of the performance goals be re-approved by our stockholders every five years.

Termination of Employment or Service.  If a participant ceases to be an employee of our Company or to provide services to us for any reason, including death, disability, early retirement or normal retirement, any outstanding incentives may be exercised, will vest, or will expire at such times as may be determined by the Compensation Committee and provided in the applicable incentive agreement.

Change of Control.  In the event of a change of control of our Company, and unless otherwise provided in the incentive agreement, all outstanding incentives will become fully vested and exercisable, all restrictions or limitations on any outstanding incentives will lapse and all performance criteria and other conditions relating to the payment of incentives will be deemed to have been achieved or waived by the Company.  “Change in control” has the meaning provided in the Plan, unless the applicable incentive agreement provides a more restrictive definition.

In addition, upon a change of control, the Compensation Committee will have the authority to take a variety of actions regarding outstanding incentives.  Within a certain time frame and under specific conditions, the Compensation Committee may:

•	require that all outstanding options and SARs be exercised by a certain date;
•

require the surrender to our company of some or all outstanding options and SARs in exchange for a stock or cash payment for each option or SAR equal in value to the per share change of control value, calculated as described in the Plan, over the exercise price;

•	make any equitable adjustment to outstanding incentives as the committee deems necessary to reflect our corporate changes; or
•

provide that an option or SAR will become an option or SAR relating to the number of shares of stock or other securities or property (including cash) to which the participant would have been entitled in connection with the change of control transaction if the participant had been a stockholder.

Transferability of Incentives.  The incentives granted under the Plan may not be transferred except (a) by will; (b) by the laws of descent and distribution; (c) pursuant to a domestic relations order (as defined in the Internal Revenue Code); or (d) if permitted by the Compensation Committee and so provided in the applicable incentive agreement, to immediate family members or to a partnership, limited liability company or trust for which the sole owners, members, or beneficiaries are the participant or immediate family members.

Payment of Withholding Taxes.  We may withhold from any payments or stock issuances under the Plan, or collect as a condition of payment, issuance or vesting, any taxes required by law to be withheld.  The participant may, but is not required to, satisfy his or her withholding tax obligation by electing to deliver currently-owned shares of Common Stock or to have our Company withhold shares from the shares the participant would otherwise receive, in either case having a value equal to the minimum amount required to be withheld.  This election must be made prior to the date on which the amount of tax to be withheld is determined and for participants who are not subject to Section 16 of the Securities Exchange Act of 1934, is subject to the Compensation Committee’s right of disapproval.

Awards to Be Granted

If our stockholders approve the Plan at the Annual Meeting, grants of incentives to officers, directors, key employees, consultants, and advisors will be made in the future by the Compensation Committee as it deems necessary or appropriate.  For information regarding equity incentives granted to our executive officers during fiscal 2014, please see the “Fiscal 2014 Grants of Plan-Based Awards” table.

Federal Income Tax Consequences

The federal income tax consequences related to the issuance of the different types of incentives that may be made under the Plan are summarized below.  Participants who are granted incentives under the Plan should consult their own tax advisors to determine the tax consequences based on their particular circumstances.

Stock Options.  Normally, a participant who is granted a stock option will not realize any income nor will our company normally receive any deduction for federal income tax purposes in the year the option is granted.

When a non-qualified stock option granted under the Plan is exercised, the participant will realize ordinary income measured by the difference between the aggregate purchase price of the shares acquired and the aggregate fair market value of the shares acquired on the exercise date and, subject to the limitations of Section 162(m) of the Internal Revenue Code, we will be entitled to a deduction in the year the option is exercised equal to the amount the participant is required to treat as ordinary income.

An employee generally will not recognize any income upon the exercise of any incentive stock option, but the excess of the fair market value of the shares at the time of exercise over the option price will be an item of tax preference that may, depending on particular factors relating to the employee, subject the employee to the alternative minimum tax imposed by Section 55 of the Internal Revenue Code.  The alternative minimum tax is imposed in addition to the federal individual income tax, and it is intended to ensure that individual taxpayers do not completely avoid federal income tax by using preference items.  An employee will recognize capital gain or loss in the amount of the difference between the exercise price and the sale price on the sale or exchange of stock acquired pursuant to the exercise of an incentive stock option, provided the employee does not dispose of such stock within two years from the date of grant and one year from the date of exercise of the incentive stock option (the holding periods).  An employee disposing of such shares before the expiration of the holding periods will recognize ordinary income generally equal to the difference between the option price and the fair market value of the stock on the date of exercise.  Any remaining gain will be capital gain.  Our Company will not be entitled to a federal income tax deduction in connection with the exercise of an incentive stock option, except where the employee disposes of the shares received upon exercise before the expiration of the holding periods.

If the exercise price of a non-qualified option is paid by the surrender of previously-owned shares, the basis and the holding period of the previously-owned shares carry over to the same number of shares received in exchange for the previously-owned shares.  The compensation income recognized on exercise of these options is added to the basis of the shares received.  If the exercised option is an incentive stock option and the shares surrendered were acquired through the exercise of an incentive stock option and have not been held for the holding periods, the optionee will recognize income on such exchange and the basis of the shares received will be equal to the fair market value of the shares surrendered.  If the applicable holding period has been met on the date of exercise, there will be no income recognition, the basis and the holding period of the previously owned shares will carry over to the same number of shares received in exchange, and the remaining shares will begin a new holding period and have a zero basis.

Stock Appreciation Rights.  Generally, a participant who is granted a SAR under the Plan will not recognize any taxable income at the time of the grant.  The participant will recognize ordinary income upon exercise equal to the amount of cash or the fair market value of the stock received on the day it is received.

In general, there are no federal income tax deductions allowed to our company upon the grant of SARs.  Upon the exercise of the SAR, however, we will be entitled to a deduction equal to the amount of ordinary income that the participant is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under Section 162(m).

Restricted Stock.  Unless the participant makes an election to accelerate recognition of the income to the date of grant (as described below), the participant will not recognize income, and we will not be allowed a tax deduction at the time the restricted stock award is granted.  When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the shares as of that date, and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m) of the Internal Revenue Code.  If the participant files an election under Section 83(b) of the Internal Revenue Code within 30 days of the date of grant of restricted stock, the participant will recognize ordinary income as of the date of the grant equal to the fair market value of the stock as of that date, and our Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m).  Any future appreciation in the stock will be taxable to the participant at capital gains rates.  If the stock is later forfeited, however, the participant will not be able to recover the tax previously paid pursuant to a Section 83(b) election.

Restricted Stock Units.  A participant will not be deemed to have received taxable income upon the grant of restricted stock units.  The participant will be deemed to have received taxable ordinary income at such time as shares are distributed with respect to the restricted stock units in an amount equal to the fair market value of the shares distributed to the participant.  Upon the distribution of shares to a participant upon the settlement of restricted stock units, we will ordinarily be entitled to a deduction for federal income tax purposes in an amount equal to the taxable ordinary income of the participant, subject to any applicable limitations under Section

162(m) of the Internal Revenue Code.  The basis of the shares received will equal the amount of taxable ordinary income recognized by the participant upon receipt of such shares.

Other Stock-Based Awards.  Generally, a participant who is granted an other stock-based award under the Plan will recognize ordinary income at the time the cash or shares associated with the award are received.  If stock is received, the ordinary income will be equal to the excess of the fair market value of the stock received over any amount paid by the participant in exchange for the stock.

In the year that the participant recognizes ordinary taxable income in respect of such award, we will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the participant is required to recognize, provided that the deduction is not otherwise disallowed under Section 162(m).

Tax Consequences of a Change of Control.  If, upon a change of control of our Company, the exercisability, vesting, or payout of an award is accelerated, then on the date of the change of control any excess of the fair market value of the shares or cash issued under accelerated incentives over the purchase price of such shares may be characterized as “parachute payments” (within the meaning of Section 280G of the Internal Revenue Code) if the sum of such amounts and any other such contingent payments received by the employee exceeds an amount equal to three times the “base amount” for such employee.  The base amount generally is the average of the annual compensation of the employee for the five years preceding such change in ownership or control.  An “excess parachute payment,” with respect to any employee, is the excess of the parachute payments to such person, in the aggregate, over and above such person’s base amount.  If the amounts received by an employee upon a change of control are characterized as parachute payments, the employee will be subject to a 20% excise tax on the excess parachute payment and we will be denied any deduction with respect to such excess parachute payment.

The foregoing discussion summarizes the federal income tax consequences of incentives that may be granted under the Plan based on current provisions of the Internal Revenue Code, which are subject to change.  This summary does not cover any foreign, state or local tax consequences.

Vote Required

Approval of the Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the proposal.  Abstentions will be counted as votes against this proposal and broker non-votes will have no effect on this proposal.  For more information, see “Questions and Answers about the Annual Meeting and Voting.”

Our Board of Directors unanimously recommends a vote FOR approval of the
International Shipholding Corporation 2015 Stock Incentive Plan.

AUDIT COMMITTEE REPORT

Management is responsible for our internal controls and the financial reporting process.  Our independent auditor is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting, and to issue reports thereon.  The Audit Committee’s responsibility is to monitor and oversee these processes and, subject to stockholder ratification, to appoint the independent auditor.

In connection with the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, we have (i) reviewed and discussed with management the audited financial statements as of and for the year ended December 31, 2014, (ii) discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board, and (iii) received and reviewed written disclosures and a letter from the independent auditors related to applicable requirements for the Public Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and have discussed with the auditors the auditors’ independence.  Based on the reviews and discussions referred to above, we have recommended to the Board that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditor, including the services described in the table below.  Pre-approval is generally provided for up to one year and is detailed as to the particular service or category of services.  The Audit Committee may also pre-approve particular services on a case-by-case basis.  The Audit Committee pre-approved 100% of the fees described in the table below for the fiscal year ended December 31, 2014.

The Audit Committee determined that the provision of non-audit services discussed above is compatible with maintaining the independence of PricewaterhouseCoopers LLP from the Company.

Submitted by the Audit Committee:

Kenneth H. Beer, H. Merritt Lane, III, Edwin A. Lupberger, and Harris V. Morrissette

The following table sets forth the fees for professional services rendered for payment by PricewaterhouseCoppers LLP, our independent accountants, for fiscal years 2013 and 2014:

	Amount Billed for Fiscal Year Ended
	December 31, 2014	December 31, 2013
Audit Fees(1).........................................................	$ 674,260	$ 698,942
Audit-Related Fees(2)...............................................	30,940	174,046
Tax Fees(3)...........................................................	38,866	31,500
All Other Fees.........................................................	0	0
Total Fees	$ 744,066	$ 904,488

(1)Audit Fees include fees for the audit of our consolidated financial statements and internal control over financial reporting, review of the interim consolidated financial statements included in our quarterly reports and services related to our annual reports on Form 10-K for the periods presented, which were filed for the purpose of including the financial statements of certain foreign unconsolidated subsidiaries.

(2)Audit-Related Fees include fees related to specific transactions outside the original scope of the Annual Audit and services related to statutory audits of certain of our subsidiaries.

(3)Tax Fees include fees for tax compliance and consultant services.

PROPOSAL TO RATIFY THE RETENTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL 4)

Our 2014 financial statements were audited by PricewaterhouseCoopers LLP (“PwC”). The Audit Committee of the Board has appointed PwC as our independent auditors for the fiscal year ending December 31, 2015 and the Board is submitting that appointment to its stockholders for ratification at the Annual Meeting.  Although stockholder ratification of PwC appointment is not legally required, we are submitting this matter to the stockholders, as in the past, as a matter of good corporate practice.  Representatives of PwC will be present at the Annual Meeting, are expected to be available to respond to appropriate questions, and will have an opportunity to make a statement if they wish.  If the stockholders fail to vote on an advisory basis in favor of the appointment of PwC at the meeting, the Audit Committee will reconsider whether to retain PwC and may appoint that firm or another without re-submitting the matter to the stockholders.  Even if the stockholders ratify the appointment, the Audit Committee may, in its discretion, select a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.  In connection with selecting the independent auditor, the Audit Committee reviews the auditor’s qualifications, control procedures, cost, proposed staffing, prior performance and other relevant factors.

Ratification of PwC’s appointment as our independent auditors for 2015 will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter.

Our Board of Directors unanimously recommends a vote FOR the approval of this proposal.

ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY VOTE”)
(PROPOSAL 5)

This year, we are once again providing you with the opportunity to vote on a non-binding advisory resolution to approve the compensation of our Named Executive Officers as disclosed in this proxy statement pursuant to SEC rules.  This disclosure includes the Compensation Discussion and Analysis (“CD&A”), the compensation tables, and the accompanying narrative compensation disclosures.  In connection with the Annual Meeting, stockholders will be asked to vote on the following resolution:

RESOLVED, that the compensation of the Named Executive Officers as disclosed in the proxy statement for the Company’s 2015 annual meeting of stockholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission is hereby approved.

We understand that executive compensation is an important matter for our stockholders.  Our core executive compensation philosophy and practice continues to be to pay for performance, and we believe that our compensation program is strongly aligned with the long-term interests of our stockholders.  In considering how to vote on this proposal, we encourage you to review all the relevant information in this proxy statement – our CD&A, the compensation tables, and the rest of the narrative disclosures regarding our executive compensation program.

This proposal, commonly known as the “say-on-pay” proposal, gives you the opportunity to express your view.  This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation policies and practices with respect to our Named Executive Officers as described in this proxy statement.  It is our current policy to provide you with this advisory vote annually.

While this vote is advisory and will not be binding on the Company or the Board, it will provide valuable information to our Compensation Committee regarding stockholder sentiment about our executive compensation.  We invite stockholders who wish to communicate with our Board on executive compensation or any other matters to contact us as provided under “Board of Directors – Communicating with Directors.”

Approval of this proposal will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter.

Our Board of Directors unanimously recommends that you vote to approve the compensation of our Named Executive Officers as disclosed in this proxy statement by voting FOR this proposal.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Policy on Related Party Transactions

Our policy on related party transactions requires that such transactions be approved by our Chief Financial Officer, who is responsible for reporting approved transactions to management and to the Audit Committee.  For the purposes of this policy, related parties include our employees, our affiliates, our principal owners, members of the immediate family of our employees or principal owners, trusts for the benefit of our employees, and any entity for which our investment is accounted for by the equity method.  Examples of transactions addressed by the policy include the sale or purchase of assets, leasing of property or equipment, and charges for consulting or administrative services.  Related party transactions are reviewed annually by the Audit Committee pursuant to its

Charter, and the Nominating and Governance Committee annually assesses transactions that are considered in determining the independence of the non-management directors.

Related Party Transactions and Relationships in 2014

R. Christian Johnsen, a son of Erik F. Johnsen (our former Chairman of the Board), the brother of Erik L. Johnsen (our President), the cousin of Niels M. Johnsen (our Chief Executive Officer and current Chairman), and a member of the Johnsen Family, serves as our Secretary and is a partner and member of the Board of Directors of the law firm of Jones Walker LLP, which has represented us since our inception.  We paid fees of $1,168,061 to the firm for legal services rendered to us during 2014.  We believe that these services are provided on terms at least as favorable to us as could be obtained from unaffiliated third parties.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than ten percent of our Common Stock, to file initial reports of ownership and reports of changes in ownership with the SEC.  During 2014, there was one late filing:  a Form 4 filed for Erik L. Johnsen underreported the number of shares sold on August 14, 2014 by 100 shares, an error that was discovered and corrected on January 22, 2015.

OTHER MATTERS

Stockholder Proposals and Nominations

In order to be eligible for inclusion in our 2016 proxy materials pursuant to the federal proxy rules, any stockholder proposal to take action at such meeting must be received at our principal executive offices by November 12, 2015, and must comply with applicable federal proxy rules.  In addition, our by-laws require stockholders to furnish timely written notice of their intent to nominate a director or bring any other matter before a stockholders’ meeting, whether or not they wish to include their proposal in our proxy materials.  In general, notice must be received by our Secretary between October 31, 2015 and January 29, 2016 and must contain specified information concerning, among other things, the matters to be brought before such meeting and concerning the stockholder proposing such matters.  If the date of the 2016 annual meeting is more than 30 days earlier or 60 days later than April 29, 2016, notice must be delivered within the time frames specified in our by-laws, which are publicly available or may be obtained as described above under “Board of Directors – Availability of Corporate Governance Materials.”  For additional information on these procedures, see “Election of Directors – Ability of Stockholders to Nominate Directors.”

BY ORDER OF THE BOARD OF DIRECTORS

R. CHRISTIAN JOHNSEN

Secretary

Mobile, Alabama

March 12, 2015

APPENDIX A – PROPOSED CHARTER AMENDMENT

If the proposed charter amendment is adopted by the stockholders, Section A(1) of Article IV of our Certificate would be amended and restated as follows:

A.General.

1.The total number of shares of stock that the Company shall have authority to issue is ~~21~~ 22 million shares, of which 20 million shall be common stock with a par value of $1.00 per share (the “Common Stock”), and ~~one~~ two million shall be preferred stock with a par value of $1.00 per share (the “Preferred Stock”).

A-1

APPENDIX B – International Shipholding Corporation 2015 Stock incentive Plan

INTERNATIONAL SHIPHOLDING CORPORATION
2015 STOCK INCENTIVE PLAN

1. Purpose.  The purpose of the International Shipholding Corporation 2015 Stock Incentive Plan (the “Plan”) is to increase stockholder value and to advance the interests of International Shipholding Corporation (“ISH”) and its subsidiaries (collectively with ISH, the “Company”) by furnishing stock-based economic incentives (the “Incentives”) designed to attract, retain, reward, and motivate key employees, officers, and directors of the Company and consultants and advisors to the Company and to strengthen the mutuality of interests between those service providers and ISH’s stockholders.  Incentives consist of opportunities (a) to purchase or receive shares of Common Stock, $1.00 par value per share, of ISH (the “Common Stock”), (b) to earn cash awards valued in relation to Common Stock, and (c) to earn other cash-based performance awards, in each case on terms determined under the Plan.  As used in the Plan, the term “subsidiary” means any corporation, limited liability company or other entity, of which ISH owns (directly or indirectly) within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”), 50% or more of the total combined voting power of all classes of stock, membership interests, or other equity interests issued thereby.

2. Administration.

2.1. Composition.  The Plan shall generally be administered by the Compensation Committee of the Board of Directors of ISH (the “Board”), or by a subcommittee of that committee (in either case, the “Committee”).  The Committee shall consist of not fewer than two members of the Board, each of whom shall (a) qualify as a “non-employee director” under Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the “1934 Act”) or any successor rule and (b) qualify as an “outside director” under Section 162(m) of the Code and the rules and regulations issued thereunder (“Section 162(m)”).

2.2. Authority.  The Committee shall have plenary authority to administer the Plan, including awarding Incentives under the Plan and entering into agreements with, or providing notices to, participants as to the terms of the Incentives (the “Incentive Agreements”).  Specifically, the Committee shall have full and final authority and discretion over the Plan and any Incentives granted under it, including, but not limited to, the right, power, and authority to:  (a) determine the persons to whom Incentives will be granted under Section 3 and the time at which such Incentives will be granted; (b) subject to Section 6.10, determine the terms, provisions, and conditions of Incentives (including, if applicable, the number of shares of Common Stock covered by an Incentive), which need not be identical and need not match any default terms set forth in the Plan, and amend or modify any outstanding Incentives; (c) correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Incentive in the manner and to the extent it deems necessary or desirable to further the Plan’s objectives; (d) establish, amend, and rescind any rules or regulations relating to the administration of the Plan that it determines to be appropriate; (e) resolve all questions of interpretation or application of the Plan or Incentives granted under the Plan; and (f) make any other determination that it believes necessary or advisable for the proper administration of the Plan.  Committee decisions in matters relating to the Plan shall be final, binding, and conclusive on all persons, including, but not limited to, the Company, its stockholders, and Plan participants.  The Committee may delegate its authority hereunder to the extent provided in Section 3.

3. Eligible Participants.  Key employees, officers, and directors of the Company and persons providing services as consultants or advisors to the Company shall become eligible to receive Incentives under the Plan when designated by the Committee.  With respect to participants not subject to either Section 16 of the 1934 Act or Section 162(m), the Committee may delegate to appropriate officers of the Company its authority to designate participants, and, subject to Section 6.10, to determine the size and type of Incentives to be received by those participants and to set and modify the terms of such Incentives; provided, however, the per share Exercise Price of any Incentives granted by an officer, rather than by the Committee, shall be equal to the Fair Market Value (as defined in Section 13.10) of a share of Common Stock on the later of the date of grant or the date the participant’s employment with or service to the Company commences.

4. Types of Incentives.  Incentives may be granted under the Plan to eligible participants in the form of (a) incentive stock options, (b) non-qualified stock options, (c) stock appreciation rights (“SARs”), (d) restricted stock, (e) restricted stock units (“RSUs”), (f) Other Stock-Based Awards (as defined in Section 9), and (g) Cash-Based Performance Awards (as defined in Section 10).

5. Shares Subject to the Plan.

5.1. Number of Shares.  Subject to adjustment as provided in Section 13.5, the maximum number of shares of Common Stock that may be delivered to participants and their permitted transferees under the Plan shall be 400,000 shares.

5.2. Share Counting.  Any shares of Common Stock subject to an Incentive that is subsequently canceled, forfeited, or expires prior to exercise or realization, whether in full or in part, shall be available again for issuance or delivery under the Plan. Notwithstanding the foregoing, shares subject to an Incentive under the Plan shall not be available again for issuance or delivery under the Plan if such shares were (a) tendered in payment of the Exercise Price of a stock option; (b) covered by, but not issued upon settlement of, stock-settled SARs; or (c) delivered to, or withheld by, the Company to satisfy any tax withholding obligation.  If an Incentive, by its terms, may only be settled in cash, then the grant, vesting, payout, settlement, or forfeiture of such Incentive shall have no impact on the number of shares available for grant under the Plan.

5.3. Limitations on Awards. Subject to adjustment as provided in Section 13.5, the following additional limitations are imposed under the Plan:

(a) The maximum number of shares of Common Stock that may be issued upon the exercise of stock options intended to qualify as incentive stock options under Section 422 of the Code shall be 400,000 shares.

(b) The maximum number of shares of Common Stock (including stock options and SARs) that may be granted to any one officer, employee, consultant, or advisor during any one calendar year shall be 90,000, not including any Incentives covered by the limitations of Section 5.3(c).  This provision shall be construed in a manner consistent with Section 162(m).

(c) The maximum value of Incentives granted under the Plan and valued in dollars rather than shares of Common Stock (regardless of whether those Incentives are paid in Common Stock) that may be paid out to any one officer, employee, consultant, or advisor during any one calendar year shall be $3,000,000.

(d) The maximum number of Incentives payable in Common Stock that may be granted under the Plan to officers, employees, consultants, or advisors without compliance with the minimum vesting requirements provided in Section 5.4 shall be 20,000 shares.

(e) Each director who is not an employee of the Company (each, an “Outside Director”) may be granted Incentives with respect to no more than 10,000 shares of Common Stock each calendar year.

5.4. Minimum Vesting Requirements.  All Incentives granted under the Plan shall have a minimum three-year vesting schedule (with incremental vesting over the three-year period permitted, subject to a one-year minimum for the first such vesting), subject to the following exceptions:

(a) If the vesting of the Incentive is based upon the attainment of performance goals as provided in Section 11, the performance period shall be a minimum of one year.

(b) No minimum vesting period applies to (i) grants made to Outside Directors; (ii) shares of Common Stock issued in payment of cash amounts earned under the Company’s annual incentive plans; (iii) shares of Common Stock issued in settlement of a Cash-Based Performance Award granted under Section 10, provided that the initial grant of that Incentive complied with this Section 5.4; or (v) grants made under Section 5.3(d).

5.5. Type of Common Stock. Common Stock issued under the Plan may be authorized and unissued shares or issued shares held as treasury shares.
6. Stock Options and Stock Appreciation Rights.
6.1. Grant of Appreciation Awards. The Committee may grant appreciation awards in the form of stock options or stock appreciation rights (SARs) as provided in this Section 6.

(a) A stock option is a right to purchase shares of Common Stock from ISH.  Stock options granted under the Plan may be incentive stock options (as such term is defined in Section 422 of the Code) or non-qualified stock options.  Any option that is designated as a non-qualified stock option shall not be treated as an incentive stock option.

(b) A SAR is a right to receive, without payment to the Company, a number of shares of Common Stock, cash, or any combination thereof (as specified in the applicable Incentive Agreement), the number or amount of which is determined pursuant to the formula set forth in Section 6.6(c).

(c) Each stock option or SAR granted under this Plan shall be subject to the terms and conditions of this Plan, including, but not limited to, this Section 6, and the applicable Incentive Agreement.

6.2. Exercise Price.  The exercise price per share (the “Exercise Price”) of a grant of options or SARs shall be determined by the Committee at grant, subject to adjustment under Section 13.5; provided, however, that in no event shall the Exercise Price be less than the Fair Market Value of a share of Common Stock on the date of grant, except in the case of stock options or SARs granted in assumption of or substitution for an outstanding award of a company acquired by the Company or with which the Company combines.

6.3. Number.  The number of shares of Common Stock subject to each grant of stock options or SARs shall be determined by the Committee, subject to (a) the limitations of Section 5 and (b) adjustment as provided in Section 13.5.

6.4. Vesting and Exercisability.  Subject to Section 5.4, at the time an award of stock options of SARs is granted, the Committee shall establish the time or times at which the Incentive shall vest and become exercisable.  Each award of stock options or SARs may have a different vesting period.

6.5. Term. The term of each award of stock options or SARs shall be determined by the Committee, but shall not exceed a maximum term of ten years.
6.6. Manner of Exercise.

(a) Each award of stock options may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of shares of Common Stock to be purchased.  The exercise notice shall be accompanied by the aggregate Exercise Price due for the shares to be purchased.  The aggregate Exercise Price shall be payable in United States dollars and may be paid (i) in cash; (ii) by check; (iii) by delivery, or attestation of ownership, of shares of Common Stock, which shares shall be valued for this purpose at the Fair Market Value on the business day immediately preceding the date on which the Company received notice of exercise; (iv) by delivery of irrevocable written instructions to a broker approved by the Company (with a copy to the Company) to immediately sell a portion of the shares, issuable under the option and to deliver promptly to the Company the amount of sale proceeds (or loan proceeds if the broker lends funds to the participant for delivery to the Company) to pay the aggregate Exercise Price; (v) if approved by the Committee, through a net exercise procedure whereby the optionee surrenders the option in exchange for that number of shares of Common Stock with an aggregate Fair Market Value equal to the difference between the aggregate Exercise Price of the options being surrendered and the aggregate Fair Market Value of the shares of Common Stock subject to the option on the business day immediately preceding the date on which the Company received notice of exercise; or (vi) in such other manner as may be authorized from time to time by the Committee.

(b) Each award of SARs may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of SARs that the holder wishes to exercise.  The Company shall, within 30 days of receiving such notice, deliver to the holder the shares of Common Stock, cash, or combination of shares and cash to which the holder is entitled as provided in the Incentive Agreement, calculated as provided in Section 6.6(c).

(c) If an award of SARs is payable in cash, then the holder is entitled to a cash payment equal to the appreciation value of the number of shares of Common Stock as to which the Incentive is being exercised, calculated by (i) subtracting the Exercise Price of the SAR from the Fair Market Value of a share of Common Stock on the business day immediately preceding the date on which the Company received notice of exercise then (ii) multiplying by the number of shares of Common Stock as to which the award is being exercised (such value, the “Appreciation”).  If the award of SARs is payable in shares, then the holder is entitled to receive a number of shares of Common Stock equal to the Appreciation divided by the Fair Market Value of a share of Common Stock on the business day immediately preceding the date on which the Company received notice of exercise, rounded down to the next whole share, with cash paid in lieu of fractional shares.

6.7. No Dividend Equivalent Rights. Participants holding stock options or SARs shall not be entitled to any dividend equivalent rights for any period of time prior to exercise of the Incentive.

6.8. Incentive Stock Options.  Notwithstanding anything in the Plan or Incentive Agreement to the contrary, the following additional provisions shall apply to the grant of stock options that are intended to qualify as incentive stock options (as such term is defined in Section 422 of the Code):

(a) Any incentive stock option agreement authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain or be deemed to contain all provisions required in order to qualify the options as incentive stock options under Section 422 of the Code.

(b) All incentive stock options must be granted within ten years from the date on which this Plan is adopted by the Board.

(c) No incentive stock options shall be granted to any non-employee or to any participant who, at the time such option is granted, would own (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the employer corporation or of its parent or subsidiary corporation.

(d) The aggregate Fair Market Value (determined with respect to each incentive stock option as of the time such incentive stock option is granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the Plan or any other plan of ISH or any of its subsidiaries) shall not exceed $100,000.  To the extent that such limitation is exceeded, the excess options shall be treated as non-qualified stock options for federal income tax purposes.

(e) Notwithstanding anything in this Plan or the applicable Incentive Agreement to the contrary, the Company shall have no liability to the optionee or any other person if an option designated as an incentive stock option fails to qualify as such at any time.

6.9. Repurchase.  Upon approval of the Committee, the Company may repurchase previously-granted stock options or SARs by mutual agreement with the holder of the Incentive prior to exercise by payment to the holder of the amount per share by which (a) the Fair Market Value of the Common Stock on the business day immediately preceding the date of repurchase exceeds (b) the Exercise Price, or by payment of some other mutually agreed upon amount; provided, however, that no such repurchase shall be permitted if prohibited by Section 6.10.

6.10. General Prohibition Against Repricing.  Except for adjustments pursuant to Section 13.5 or actions permitted to be taken by the Committee under Section 12 in the event of a Change of Control, unless approved by ISH stockholders, (a) the Exercise Price of any outstanding stock options or SARs granted under this Plan may not be decreased after the date of grant and (b) outstanding stock options or SARs that were granted under this Plan may not, as of any date that such Incentive has a per share Exercise Price that is greater than the then current Fair Market Value of a share of Common Stock, be surrendered to the Company as consideration for the grant of a new stock option or SAR with a lower exercise price, shares of restricted stock, RSUs, an Other Stock-Based Award, a cash payment, or shares of Common Stock.

7. Restricted Stock.

7.1. Grant of Restricted Stock.  The Committee may award shares of restricted stock as provided in this Section 7.  An award of restricted stock shall be subject to such restrictions on transfer, forfeitability provisions, and such other terms and conditions, including the attainment of specified performance goals, as the Committee may determine, subject to the provisions of the Plan.  To the extent restricted stock is intended to qualify as “performance-based compensation” for purposes of Section 162(m), it must be granted subject to the attainment of performance goals as described in Section 11 below and meet the additional requirements imposed by Section 162(m).

7.2. The Restricted Period.  Subject to Section 5.4, at the time an award of restricted stock is made, the Committee shall establish the period of time during which the shares are restricted, following which the restrictions shall lapse and the shares of restricted stock shall vest.  Each award of restricted stock may have a different restricted period.

7.3. Escrow.  The participant receiving restricted stock shall enter into an Incentive Agreement with the Company setting forth the conditions of the grant.  Any certificates representing shares of restricted stock shall be registered in the name of the participant and deposited with the Company, together with a stock power endorsed in blank by the participant.  Each such certificate shall bear a legend in substantially the following form:

The transferability of this certificate and the shares of Common Stock represented by it are subject to the terms and conditions (including conditions of forfeiture) contained in the International Shipholding Corporation (the “Company”) 2015 Stock Incentive Plan (the “Plan”), and an agreement entered into between the registered owner and Company thereunder.  Copies of the Plan and the agreement are on file at the principal office of the Company.

Alternatively, in the discretion of the Company, ownership of the shares of restricted stock and the appropriate restrictions shall be reflected in the records of the Company’s transfer agent and no physical certificates shall be issued.

7.4. Dividends on Restricted Stock.  Any and all cash and stock dividends paid with respect to the shares of restricted stock shall be subject to any restrictions on transfer, forfeitability provisions, or reinvestment requirements as the Committee may, in its discretion, prescribe in the Incentive Agreement.

7.5. Forfeiture.  In the event of the forfeiture of any shares of restricted stock under the terms provided in the Incentive Agreement (including any additional shares that may result from the reinvestment of cash and stock dividends, if so provided in the Incentive Agreement), such forfeited shares shall be surrendered and any certificates cancelled.  The participants shall have the same rights and privileges, and be subject to the same forfeiture provisions, with respect to any additional shares received pursuant to Section 13.5.

7.6. Expiration of Restricted Period.  Upon the expiration or termination of the restricted period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to the restricted stock shall lapse and the Company shall direct the transfer agent to remove all restrictions and legends from the book entry for the vested shares, except for any restrictions and legends that may be imposed by law.  Alternatively, the participant or his or her nominee may request that the Company issue a physical stock certificate for the vested shares free of all restrictions and legends except for those that may be imposed by law.

7.7. Rights as a Stockholder.  Subject to the terms and conditions of the Plan and any restrictions on the receipt of dividends that may be imposed in the Incentive Agreement, each participant receiving restricted stock shall have all the rights of a stockholder with respect to shares of stock during the restricted period, including without limitation, the right to vote such shares.

8. Restricted Stock Units.

8.1. Grant of Restricted Stock Units.  A restricted stock unit, or RSU, represents the right to receive from the Company on the respective scheduled vesting or settlement date for such RSU, one share of Common Stock.  An award of RSUs may be subject to the attainment of specified performance goals or targets, forfeitability provisions, and such other terms and conditions as the Committee may determine, subject to the provisions of the Plan.  To the extent an award of RSUs is intended to qualify as “performance-based compensation” for purposes of Section 162(m), it must be granted subject to the attainment of performance goals as described in Section 11 and meet the additional requirements imposed by Section 162(m).

8.2. Vesting and Settlement.  Subject to Section 5.4, at the time an award of RSUs is made, the Committee shall establish the period of time during which the RSUs shall vest and following which the RSUs will settle in shares of Common Stock.  Each award of RSUs may have a different vesting period.

8.3. Dividend Equivalent Accounts.  Subject to the terms and conditions of this Plan and the applicable Incentive Agreement, as well as any procedures established by the Committee, prior to the vesting and settlement of RSUs granted under the Plan, the Committee may determine to pay dividend equivalent rights with respect to RSUs, in which case, unless determined by the Committee to be paid currently, the Company shall establish a bookkeeping account for the participant and reflect in that account any securities, cash, or other property comprising any dividend or property distribution with respect to each share of Common Stock underlying each RSU.  The participant shall have no rights to the amounts or other property credited to such account except to the extent provided in the Incentive Agreement.

8.4. Rights as a Stockholder.  Subject to the restrictions imposed under the terms and conditions of this Plan and any other restrictions that may be imposed in the Incentive Agreement, each participant receiving RSUs shall have no rights as a stockholder with respect to the shares underlying such RSUs until such time as shares of Common Stock are issued to the participant.

9. Other Stock-Based Awards.

9.1. Grant of Other Stock-Based Awards.  Subject to the limitations described in Section 9.2 hereof, the Committee may grant to eligible participants “Other Stock-Based Awards,” which shall consist of Incentives (other than options, SARs, restricted stock, or RSUs described in Sections 6 through 8 or Cash-Based Performance Awards described in Section 10) paid out in shares of Common Stock or the value of which is based in whole or in part on the value of shares of Common Stock.  Other Stock-Based Awards may be awards of shares of Common Stock, awards of phantom stock, or may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of, or appreciation in the value of, Common Stock (including, without limitation, securities convertible or exchangeable into or exercisable for shares of Common Stock), as deemed by the Committee consistent with the purposes of this Plan.  The Committee shall determine the terms and conditions of any Other Stock-Based Award (including which rights of a stockholder, if any, the recipient shall have with respect to Common Stock associated with any such award) and may provide that such award is payable in whole or in part in cash.  An Other Stock-Based Award may be subject to the attainment of such specified performance goals or targets as the Committee may determine, subject to the provisions of this Plan.  To the extent that an Other Stock-Based Award is intended to qualify as “performance-based compensation” under Section 162(m), it must be granted subject to the attainment of performance goals as described in Section 11 below and meet the additional requirements imposed by Section 162(m).

9.2. Vesting.  Subject to Section 5.4, at the time that an Other Stock-Based Award is made, the Committee shall establish the period of time during which the Other Stock-Based Award shall vest and following which all restrictions shall lapse.  Each Other Stock-Based Award may have a different vesting period.

10. Cash-Based Performance Awards.  The Committee may grant Incentives in the form of “Cash-Based Performance Awards” to eligible participants, which shall consist of the opportunity to earn awards based on performance that are valued in dollars rather than shares of Common Stock.  At the Committee’s election and as provided in the Incentive Agreement, Cash-Based Performance Awards may be settled in cash, shares of Common Stock, or a combination of the two.  A Cash-Based Performance Award shall be subject to such terms and conditions, including the attainment of specified performance goals, as the Committee may determine, subject to the provisions of the Plan.  To the extent that a Cash-Based Performance Award is intended to qualify as “performance-based compensation” for purposes of Section 162(m), it must be made subject to the attainment of performance goals as described in Section 11 below and meet the additional requirements imposed by Section 162(m).  Subject to Section 5.4, at the time that a Cash-Based Performance Award is granted, the Committee shall establish the vesting criteria for such Incentive including, as applicable, the performance period and the time or times at which any payout shall be deemed vested and payable.

11. Performance Goals for Section 162(m) Awards.  To the extent that Incentives granted under the Plan are intended to qualify as “performance-based compensation” as provided in Section 162(m), the vesting, grant, or payment of such awards shall be conditioned on the achievement of one or more performance goals and must satisfy the other requirements of Section 162(m).  The performance goals pursuant to which such awards shall vest, be granted, or be paid out shall be any or a combination of the following performance measures applied to the Company, ISH, a division, or a subsidiary:  earnings per share; return on assets or net assets; an economic value-added measure; stockholder return or total stockholder return; earnings or earnings before interest, taxes, depreciation and amortization; stock price; return on equity; return on invested capital, return on capital employed, or return on total capital; return on assets or net assets; reduction of expenses; cash flow; increase in cash flow; free cash flow; income or net income; income before tax; operating income or net operating income; gross profit; operating profit or net operating profit; operating margin or profit margin; revenue or net revenue; return on operating revenue; or market segment share.  For any performance period, such performance objectives may be measured on an absolute basis, relative to a group of peer companies selected by the Committee, relative to internal goals, or relative to levels attained in prior years.  The performance goals may be subject to such adjustments as are specified in advance by the Committee in accordance with Section 162(m).

12. Change of Control.
12.1. Change of Control Defined. Unless a more restrictive definitive is provided in the applicable Incentive Agreement, “Change of Control” shall mean:

(a) the acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the 1934 Act) (in each case, a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 30% or more of the outstanding shares of Common Stock, or 30% or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control:

(i) any acquisition (other than a Business Combination which constitutes a Change of Control under Section 12.1(c)) of Common Stock directly from the Company,
(ii) any acquisition of Common Stock by the Company or its subsidiaries,
(iii) any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or
(iv) any acquisition of Common Stock by any entity pursuant to a Business Combination that does not constitute a Change of Control under Section 12.1(c) hereof; or

(b) individuals who, as of the date this Plan was adopted by the Board of Directors (the “Approval Date”), constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Approval Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or

(c) consummation of a reorganization, share exchange, merger, or consolidation (including any such transaction involving any direct or indirect subsidiary of the Company), or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”); provided, however, that in no such case shall any such transaction constitute a Change of Control if immediately following such Business Combination,

(i) all or substantially all of the individuals and entities who were the beneficial owners of the outstanding Common Stock and the Company’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect beneficial ownership, respectively, of more than 50% of the then outstanding shares of Common Stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the corporation resulting from such Business Combination (which, for purposes of this paragraph (i) and paragraphs (ii) and (iii), shall include a corporation which as a result of such transaction owns the Company or all or substantially all of its assets either directly or through one or more subsidiaries), and

(ii) except to the extent that such ownership existed prior to the Business Combination, no Person (excluding any corporation resulting from such Business Combination and any employee benefit plan or related trust of the Company, the corporation resulting from such Business Combination, or any subsidiary of either corporation) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 20% or more of the combined voting power of the then outstanding voting securities of such corporation, and

(iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company.

(e)
12.2. Effect of a Change of Control.

(a) Except as otherwise provided in the Incentive Agreement and notwithstanding any other provision of the Plan, upon or immediately prior to a Change of Control, all outstanding Incentives granted pursuant to the Plan shall automatically become fully vested and exercisable, all restrictions or limitations on any outstanding Incentives shall lapse, and all performance criteria and other conditions relating to the payment of Incentives shall be deemed to be achieved or waived by the Company without the necessity of action by any person.

(b) As used in this Section 12.2, “immediately prior” to the Change of Control shall mean sufficiently in advance of the Change of Control to permit the participant to take all steps reasonably necessary to (i) exercise any option or SAR fully and (ii) deal with the shares purchased or acquired under any Incentive so that all types of shares may be treated in the same manner in connection with the Change of Control as other outstanding shares of Common Stock.

12.3. Committee Discretion to Set Terms of Exercise or Exchange.  No later than 30 days after the approval by the Board of a Change of Control of the types described Section 12.1(c) or (d) and no later than 30 days after a Change of Control of the type described in Section 12.1(a) or (b), the Committee (as the Committee was composed immediately prior to such Change of Control and notwithstanding any removal or attempted removal of some or all of the members thereof as directors or Committee members), acting in its sole discretion without the consent or approval of any participant, may act to effect one or more of the alternatives listed below and such act by the Committee may not be revoked or rescinded by persons not members of the Committee immediately prior to the Change of Control:

(a) require that all outstanding options and SARs be exercised on or before a specified date (before or after such Change of Control, but no earlier than the date on which all such options and SARs have become fully vested and exercisable) fixed by the Committee, after which specified date all unexercised options and SARs shall lapse and terminate;

(b) make such equitable adjustments to Incentives then outstanding as the Committee deems appropriate to reflect such Change of Control (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary);

(c) provide for mandatory conversion of some or all of the outstanding options and SARs held by some or all participants as of a date, before or after such Change of Control, specified by the Committee, in which event such options and SARs shall be deemed automatically cancelled and the Company shall pay, or cause to be paid, to each such participant an amount of cash per share equal to the excess, if any, of the Change of Control Value of the shares of Common Stock subject to such options and SARs over the Exercise Price(s) of such options and SARs or, in lieu of such cash payment, the issuance of Common Stock or securities of an acquiring entity having a Fair Market Value equal to such excess; or

(d) provide that thereafter upon any exercise of an option or SAR the participant shall be entitled to purchase under such option or SAR, in lieu of the number of shares of Common Stock then covered by such option or SAR, the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the participant would have been entitled pursuant to the terms of the agreement providing for the reorganization, merger, consolidation or asset sale, if, immediately prior to such Change of Control, the participant had been the holder of record of the number of shares of Common Stock then covered by such options and SARs.

12.4. Change of Control Value Defined. For the purposes of Section 12.3(c), the “Change of Control Value” shall equal the amount determined by whichever of the following items is applicable:
(a) the per share price to be paid to stockholders of ISH in any such merger, consolidation or other reorganization;
(b) the price per share offered to stockholders of ISH in any tender offer or exchange offer whereby a Change of Control takes place;

(c) in all other events, the Fair Market Value per share of Common Stock into which such options or SARs being converted are exercisable, as determined by the Committee as of the date determined by the Committee to be the date of conversion of such Incentives; or

(d) in the event that the consideration offered to stockholders of ISH in any transaction described in this Section 12 consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered that is other than cash.

13. General.

13.1. Duration.  No Incentives may be granted under the Plan after April 29, 2025; provided, however, that subject to Section 13.9, the Plan shall remain in effect after such date with respect to Incentives granted prior to that date, until all such Incentives have either been satisfied by the issuance of shares of Common Stock or otherwise been terminated under the terms of the Plan and all restrictions imposed on shares of Common Stock in connection with their issuance under the Plan have lapsed.

13.2. Transferability.  No Incentives granted hereunder may be transferred, pledged, assigned or otherwise encumbered by a participant except: (a) by will; (b) by the laws of descent and distribution; (c) pursuant to a domestic relations order, as defined in the Code; or (d) if permitted by the Committee and so provided in the Incentive Agreement or an amendment thereto, (i) to Immediate Family Members, (ii) to a partnership in which the participant and/or Immediate Family Members, or entities in which the participant and/or Immediate Family Members are the sole owners, members or beneficiaries, as appropriate, are the sole partners, (iii) to a limited liability company in which the participant and/or Immediate Family Members, or entities in which the participant and/or Immediate Family Members are the sole owners, members or beneficiaries, as appropriate, are the sole members, or (iv) to a trust for the sole benefit of the participant and/or Immediate Family Members. “Immediate Family Members” shall be defined as the spouse and natural or adopted children or grandchildren of the participant and their spouses.  To the extent that an incentive stock option is permitted to be transferred during the lifetime of the participant, it shall be treated thereafter as a nonqualified stock option.  Any attempted assignment, transfer, pledge, hypothecation or other disposition of Incentives, or levy of attachment or similar process upon Incentives not specifically permitted herein, shall be null and void and without effect.

13.3. Effect of Termination of Employment or Death.  In the event that a participant ceases to be an employee of the Company or to provide services to the Company for any reason, including death, disability, early retirement, or normal retirement, any Incentives may be exercised, shall vest, or shall expire at such times as may be determined by the Committee and provided in the Incentive Agreement.

13.4. Additional Conditions.  Anything in this Plan to the contrary notwithstanding:  (a) the Company may, if it shall determine it necessary or desirable for any reason, at the time of award of any Incentive or the issuance of any shares of Common Stock pursuant to any Incentive, require the recipient of the Incentive, as a condition to the receipt thereof or to the receipt of shares of Common Stock issued pursuant thereto, to deliver to the Company a written representation of present intention to acquire the Incentive or the shares of Common Stock issued pursuant thereto for his own account for investment and not for distribution; and (b) if at any time the Company further determines, in its sole discretion, that the listing, registration, or qualification (or any updating of any such document) of any Incentive or the shares of Common Stock issuable pursuant thereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the award of any Incentive, the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such Incentive shall not be awarded or such shares of Common Stock shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

13.5. Adjustment.  In the event of any recapitalization, reclassification, stock dividend, stock split, combination of shares, or other similar change in the Common Stock, the number of shares of Common Stock then subject to the Plan, including shares subject to outstanding Incentives, and any and all other limitations provided in the Plan limiting the number of shares of Common Stock that may be issued hereunder, shall be adjusted in proportion to the change in outstanding shares of Common Stock.  In the event of any such adjustments, the Exercise Price of any stock option or SAR and the performance objectives of any Incentive shall also be adjusted as and to the extent appropriate, in the reasonable discretion of the Committee, to provide participants with the same relative rights before and after such adjustment.  No substitution or adjustment shall require the Company to issue a fractional share under the Plan and the substitution or adjustment shall be limited by deleting any fractional share.

13.6. Withholding.

(a) The Company shall have the right to withhold from any payments made or Common Stock issued under the Plan or to collect as a condition of payment, issuance or vesting, any taxes required by law to be withheld.  At any time that a participant is required to pay to the Company an amount required to be withheld under applicable income tax laws in connection with an Incentive, the participant may, subject to Section 13.6(b) below, satisfy this obligation in whole or in part by electing (the “Election”) to deliver currently owned shares of Common Stock or to have the Company withhold shares of Common Stock, in each case having a value equal to the minimum statutory amount required to be withheld under federal, state, and local law.  The value of the shares to be delivered or withheld shall be based on the Fair Market Value of the Common Stock on the date that the amount of tax to be withheld shall be determined (“Tax Date”).

(b) Each Election must be made prior to the Tax Date.  For participants not subject to Section 16 of the 1934 Act, the Committee may disapprove of any Election, may suspend or terminate the right to make Elections, or may provide with respect to any Incentive that the right to make Elections shall not apply to such Incentive.  If a participant makes an election under Section 83(b) of the Code with respect to shares of restricted stock, an Election to have shares withheld to satisfy withholding taxes is not permitted to be made.

13.7. Section 409A.  This Plan and all Incentives granted under the Plan are intended to comply with, or be exempt from, Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”), and the Plan and all Incentives shall be interpreted and administered consistent with that intent.  Payment of an Incentive may be deferred at the option of the participant if permitted in the Incentive Agreement; provided, however, that any such deferral arrangements must also comply with Section 409A.

13.8. No Continued Employment.  No participant under the Plan shall have any right, because of his or her participation, to continue in the employ of the Company for any period of time or to any right to continue his or her present or any other rate of compensation.

13.9. Amendments to or Termination of the Plan. The Board may amend or discontinue this Plan at any time; provided, however, that no such amendment may:

(a) materially revise the Plan without the approval of the stockholders to the extent such approval is required under the applicable listing standards of any exchange on which shares of Common Stock are listed;

(b) amend Section 6.10 to permit repricing of options or SARs without the approval of stockholders; or
(c) materially impair, without the consent of the recipient, an Incentive previously granted, except that the Company retains all of its rights under Section 12.

As used in this Section 13.9, a material revision of the Plan includes (i) except for adjustments permitted herein, a material increase to the maximum number of shares of Common Stock that may be issued through the Plan; (ii) a material increase to the benefits accruing to participants under the Plan; (iii) a material expansion of the classes of persons eligible to participate in the Plan; (iv) an expansion of the types of Incentives available for grant under the Plan; (v) a material extension of the term of the Plan; and (vi) a material change that reduces the price at which shares of Common Stock may be offered through the Plan.

13.10. Definition of Fair Market Value.  Whenever “Fair Market Value” of Common Stock shall be determined for purposes of this Plan, except as provided below in connection with a cashless exercise through a broker, it shall be determined as follows: (a) if the Common Stock is listed on an established stock exchange or any automated quotation system that provides sale quotations, the closing sale price for a share of the Common Stock on such exchange or quotation system on the date as of which fair market value is to be determined, (b) if the Common Stock is not listed on any exchange or quotation system, but bid and asked prices are quoted and published, the mean between the quoted bid and asked prices on the date as of which fair market value is to be determined, and if bid and asked prices are not available on such day, on the next preceding day on which such prices were available; and (c) if the Common Stock is not regularly quoted, the fair market value of a share of Common Stock on the date as of which fair market value is to be determined, as established by the Committee in good faith.  In the context of a cashless exercise through a broker, the “Fair Market Value” shall be the price at which the Common Stock subject to the stock option is actually sold in the market to pay the option exercise price.

13.11. No Trust or Fund Created.  Neither the Plan nor any Incentive shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a participant or any other person.  To the extent that any person acquires a right to receive payments from the Company pursuant to an Incentive, such right shall be no greater than the right of any unsecured general creditor of the Company.

13.12. Severability.  If any term or provision of the Plan shall at any time or to any extent be invalid, illegal, or unenforceable in any respect as written, in whole or in part, such provision shall be deemed modified or limited to the extent necessary to render it valid and enforceable to the fullest extent allowed by law.  Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of the Plan, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal, or unenforceable, shall not be affected thereby and each term and provision of the Plan shall be valid and enforced to the fullest extent permitted by law.